Exhibit 10.2

EXECUTION VERSION

Dated	08 May 2026

USFM DEFINITIVE SHARE PURCHASE AGREEMENT

Between

(1)	80 MILE PLC

(2)	DISKO EXPLORATION LIMITED

and

(3)	USFM CORPORATION

CONTENTS

	CLAUSE	PAGE

1	INTERPRETATION	3
2	CONSIDERATION FOR EXECUTION OF THIS AGREEMENT	11
3	APPOINTMENT OF OPERATOR AND MANAGEMENT FEE	12
4	USFM’S OBLIGATIONS	13
5	ANNUAL WORK PROGRAM AND BUDGET	14
6	BOARD REPRESENTATION	15
7	THE CONDITIONS	16
8	TRANSFER OF THE NIKKELI PROJECT USFM SHARES	16
9	CLOSING	16
10	THE INTERIM PERIOD	18
11	PRE AND POST ECONOMIC DATE COSTS	19
12	SHAREHOLDERS’ AGREEMENT	20
13	USFM DEFAULT	20
14	FUNDING OF THE COMPANY FOLLOWING EXPIRY OF THE FUNDING COMMITMENT PERIOD	21
15	TERMINATION	25
16	TAXATION	26
17	FORCE MAJEURE	26
18	WARRANTIES AND LIMITATIONS OF LIABILITY	27
19	CONDUCT OF CLAIMS	27
20	MITIGATION OF LOSSES	28
21	TRANSFERS AND CONTROL	28
22	BINDING SUCCESSION AND THIRD PARTIES	29
23	CONFIDENTIALITY AND ANNOUNCEMENTS	29
24	GOVERNING LAW	31
25	ARBITRATION	31
26	NOTICES	32
27	GENERAL	33
SCHEDULE 1 - 80 MILE’S WARRANTIES		36
SCHEDULE 2 - DISKO EXPLORATION’S WARRANTIES		40
SCHEDULE 3 - USFM’S WARRANTIES		45
SCHEDULE 4 - LIMITATIONS ON LIABILITY		47
SCHEDULE 5 - JOINT VENTURE PRINCIPLES		48
APPENDIX 1 - INITIAL ANNUAL WORK PROGRAM AND BUDGET		51
APPENDIX 2 - WORKED EXAMPLE		53

This Agreement is dated 08 May 2026.

PARTIES

(1)	80 MILE PLC, a company incorporated and registered in England and Wales with company number 05389216 and whose registered office is at 6 Heddon Street, London, England W1B 4BT (80 Mile);

(2)	DISKO EXPLORATION LIMITED, a company incorporated and registered in England and Wales with company number 06012477 and whose registered office is at 6 Heddon Street, London, England, W1B 4BT (Disko Exploration); and

(3)	USFM CORPORATION, a company incorporated and registered in the United States of America under the laws of Colorado and whose registered address is at 1707 Cole Boulevard, Suite 200, Golden, Colorado 80401 (USFM),

(each a Party and together the Parties).

BACKGROUND

(A)	80 Mile owns 100% of the issued share capital of Disko Exploration. Disko Exploration owns 100% of the issued share capital of Nikkeli Project Company (as defined below), which in turn owns 100% of the issued share capital of Nikkeli Greenland (as defined below). Nikkeli Greenland is the 100% legal and beneficial owner of the Disko Concessions (as defined below).

(B)	80 Mile and USFM entered into binding heads of terms dated 1 November 2025, which set out the proposed terms for USFM to participate in the exploration and development of the Disko Concessions (as defined below) in a magmatic massive sulphide system in the Disko Nuussuaq region which encompasses an onshore mine containing copper, nickel, platinum group elements and cobalt (the Disko Nuussuaq Basin).

(C)	Disko Exploration is willing to transfer to USFM, and USFM is willing to acquire from Disko Exploration, the Nikkeli Project USFM Shares (as defined below) on the terms and conditions set out in this Agreement.

AGREED TERMS

1	INTERPRETATION

Except where expressly provided to the contrary in this Agreement, the following terms and expressions have the following meanings:

1.1	Definitions

Affiliate means in relation to a Party, any company or legal entity:

(a)	in which the Party holds directly or indirectly more than fifty percent (50%) of the voting shares;

(b)	which holds directly or indirectly more than fifty percent (50%) of the voting shares in the Party; or

(c)	in which more than fifty percent (50%) of the voting shares are owned directly or indirectly by a company, or any other legal entity, which owns directly or indirectly more than fifty percent (50%) of the voting shares in the Party.

Affiliate Transferee has the meaning given in Clause 21.3.

Agreement means this share purchase agreement, together with its Schedules, entered into by and between the Parties.

Annual Work Program and Budget means, in respect of each Financial Year:

(a)	the work program for the Project, setting out in reasonable detail the activities, milestones, deliverables, staffing, resource, funding requirements and timetable for the Project for that Financial Year, including any material risks and assumptions; and

(b)	the budget for the Project, setting out in reasonable detail a breakdown of operating and capital expenditure and how the allocation of the Funding Commitment for that Financial Year will be spent,

to be approved in accordance with Clause 5.

Benefits means all rebates and deposits arising out of or in connection with the Disko Concessions.

Board means the board of directors of Nikkeli Project Company.

Business Day means a day (other than a Saturday or a Sunday) on which banks are ordinarily open for the transaction of normal banking business in Denver (United States of America) and London (United Kingdom).

Cash Call has the meaning given in Clause 14.6.

Claim means any claim in respect of a breach of a Warranty.

Closing means the completion of the Transfer in accordance with this Agreement.

Closing Date means the date which falls five (5) Business Days after 80 Mile, Disko Exploration or USFM (as the case may be) has notified the other Parties in writing of the fulfilment of the last remaining unfulfilled Condition.

Completion Documents means such documents, in agreed form, as are necessary to effect the Transfer.

Conditions means the conditions precedent set out in Clause 7.1.

Confidential Information means:

(a)	the terms of this Agreement and the Completion Documents (including but not limited to the existence of and the terms of the Transfer as contemplated in this Agreement); and

(b)	any information received or obtained as a result of negotiating, entering into, or performing any obligations under this Agreement and/or the Completion Documents and claims or potential claims hereunder or thereunder or which relate to:

(i)	in the case of USFM, 80 Mile, 80 Mile’s Affiliates, Disko Exploration and/or Disko Exploration’s Affiliates;

(ii)	in the case of 80 Mile, USFM, USFM’s Affiliates, Disko Exploration and/or Disko Exploration’s Affiliates;

(iii)	in the case of Disko Exploration, 80 Mile, 80 Mile’s Affiliates, USFM and/or USFM’s Affiliates.

Consequential Loss means regarding this Agreement, or operations or activities under it, any loss, damage, cost or liability caused (directly or indirectly) by means (i) reservoir or formation damage; (ii) the inability to produce, use, or dispose of hydrocarbons or minerals; (iii) business interruption, loss or deferment of profit or anticipated earnings or savings; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Costs means all costs, charges, expenses (including reasonable legal fees and professional charges), obligations, and liabilities of whatever nature.

Default Notice has the meaning given to it in Clause 13.3.

Diluting Shareholder means a Shareholder that elects not to contribute in full, or is deemed to have elected not to contribute in full, to an Annual Work Program and Budget in proportion to its Participating Interest, or which otherwise fails to meet any Cash Call as and when due in accordance with this Agreement.

Disko Concessions means the exploration and exploitation licenses awarded by the Government and held by Nikkeli Greenland for the Disko Nuussuaq Basin, being:

(a)	MEL 2012-29 (area: 194 km2);

(b)	MEL 2017-01 (area: 28 km2);

(c)	MEL 2018-16 (area: 1698 km2);

(d)	MEL 2019-116 (area: 695 km2);

(e)	MEL 2020-10 (area: 288 km2); and

(f)	MEL 2024-30 (area: 112 km2).

Disclosing Party has the meaning given to it in Clause 23.3.1.

Dispute has the meaning given to it in Clause 25.1.1.

Economic Date means the Closing Date.

Encumbrances means all liens, charges (whether fixed or floating), farm-in or earn-in rights, royalty interest, pledges, options, net profit interests, rights of pre-emption, right to acquire, right of first refusal, mortgages, assignment by way of security or other similar third party rights securing any obligation of any person or any other type of preferential arrangement having similar effect howsoever arising (and any agreement or commitment to create any of the foregoing).

Environment means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water) flora, fauna, fish and any ecological systems and living organisms supported by those media including man.

Environmental Law means all international treaties, national, federal, provincial, state or local statutes or regulations, the common law, and any codes and conventions of law, bylaws, regulations or subordinate legislation, judgments, decisions, notices, orders, circulars, technical instructions, licenses or permits and codes of practice, in each case having legal effect, in force from time to time in any relevant jurisdiction and concerning:

(a)	harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; and/or

(b)	emissions, discharges, releases or escapes into or the presence in the Environment of hazardous substances or the production, processing, management, treatment, storage, transport, handling or disposal of hazardous substances or the disposal, abandonment and/or making safe of any fixed or floating offshore installation, structure or other facility, clean up, remediation.

Environmental Liabilities means any and all Liabilities incurred in respect of the Disko Concessions under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any joint property or any other property (including platforms, pipelines, plant, equipment, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) from and for reinstating any area of land, foreshore or seabed, wherever situated, that arose in respect of a tortious or negligent act or omission (whether or not damage caused thereby has yet to be suffered), whether such obligations are incurred under any Environmental Law or other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs.

Execution Date means the date shown above, being the date on which this Agreement is entered into by and between the Parties.

Financial Year means each period of 12 months ending on 31 October, or such other period as the Parties may agree in writing.

First Date means 1 November 2025.

Force Majeure means any circumstance not within a Party’s reasonable control, including, without limitation means (a) acts of God, flood, drought, earthquake or other natural disaster, (b) epidemic or pandemic, (c) terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations, (d) nuclear, chemical or biological contamination or sonic boom, (e) any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, or delays and/or refusals in granting requisite drilling and/or producing permits or approvals, (f) collapse of buildings, fire, explosion or accident, and (g) interruption or failure of utility service.

Fully Funding Shareholder means a Shareholder that elects to contribute to an Annual Work Program and Budget in proportion to its respective Participating Interests, and otherwise meets all Cash Calls as and when due in accordance with this Agreement.

Funding Commitment has the meaning given to it in Clause 2.1.1.

Funding Commitment Period means the three (3) year period commencing on the First Date, being the Funding Year 1 Period, Funding Year 2 Period and Funding Year 3 Period.

Funding Year 1 Period means the one (1) year period commencing on the First Date.

Funding Year 2 Period means the one (1) year period commencing on the day immediately following expiry of the Funding Year 1 Period.

Funding Year 3 Period means the one (1) year period commencing on the day immediately following expiry of the Funding Year 2 Period.

Good Industry Practice means recognized mineral exploration and development methods, procedures and practices consistent with applicable Laws and authorizations and the Disko Concessions, together with the exercise of that degree of skill, diligence, prudence and foresight that reasonably would be expected from an experienced and competent contractor, field operation manager or operator under comparable conditions to the relevant activity in the light of known facts, or facts which should reasonably have been known at the time, and having regard to the need for:

(a)	suitable and experienced personnel and adequate materials for the conditions of Greenland and formations and depths being drilled;

(b)	ongoing monitoring and testing of plant and equipment performance, safe operating procedures, and appropriate maintenance procedures;

(c)	the observance of relevant Greenland and international mineral standards of operation and drilling, and compliance with all Greenland, United Kingdom and United States anti-corruption regulations and laws; and

(d)	in the case of design, engineering, and construction, internationally accepted design, engineering, and construction practices that reasonably would be expected from recognized designers, engineers, and constructors of comparable plant, equipment, and facilities suitable for conditions that could be reasonably expected in the climatic and geographic conditions of Greenland.

Government means the government of Greenland.

Governmental Authority means in respect of any country, any national, regional, state, municipal, local, or other government or any sub-division, agency, commission, or authority thereof, or any quasi-governmental organization acting within its legal authority.

Government Consents means all necessary consents, approvals, and/or waivers (as the case may be) required by the Government and/or the requisite Governmental Authorities in relation to the Transfer.

Indemnifiable Action has the meaning given to it in Clause 19.1.

Indemnified Party has the meaning given to it in Clause 19.1.

Indemnifying Party has the meaning given to it in Clause 19.1.

Initial Annual Work Program and Budget has the meaning given to it in Clause 5.3.

Insolvent means in respect of a Party, where:

(a)	such Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due, or admits inability to pay its debts, or is deemed unable to pay its debts pursuant to applicable Law;

(b)	such Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors;

(c)	a petition is filed, which is not promptly challenged within ten (10) days of such Party’s becoming aware of such petition, a notice is given, a resolution is passed, or an order is made, for or in connection with its winding up;

(d)	an application is made to the court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given, or if an administrator is appointed over it;

(e)	a floating charge holder over its assets has become entitled to appoint, or has appointed, an administrative receiver;

(f)	a person becomes entitled to appoint a receiver over its assets, or a receiver is appointed over its assets;

(g)	a creditor or encumbrancer of it attaches or takes possession of, or a distress, execution, sequestration, or other such process is levied or enforced on or sued against, the whole or any part of its assets, and such attachment or process is not discharged within five (5) Business Days;

(h)	any event occurs, or proceeding is taken, in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in paragraphs (a) to (g) above (inclusive); or

(i)	it suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

Interim Period means the period from the Execution Date to the earlier of means (i) the Closing Date; (ii) the Long Stop Date; or (iii) the date of termination of this Agreement.

JOA means a joint operating agreement to be executed by the Parties, in form and substance mutually agreed by the Parties, using the 2023 AIEN Model International Joint Operating Agreement, and on the terms and conditions consistent with the Joint Venture Principles.

Joint Venture Principles means each of the principles set out in Schedule 5.

Laws means any and all laws including all statutes, secondary and subordinate legislation, by-laws, regulations, directives, rules, codes of practice, circulars, guidance and the like, codes of conduct, codes of ethics, official standards, common law, civil law, notices, judgments, orders, decisions and interpretations of any laws by a Governmental Authority, international treaties and regulations from time to time in force (including but not limited to Environmental Laws) and Law shall be interpreted accordingly.

Liabilities means any and all liabilities, duties and other obligations of every description, any damage, loss, claim, compensation, award (including any tribunal award), cost (including reasonable legal costs and experts’ and consultants’ fees), expense, charge, fine, penalty or other outgoing suffered or incurred, whether arising under any Laws or otherwise, whether present or future, actual or contingent, actual or alleged, agreed or disputed, and whether owed or incurred severally or jointly or as principal or surety and Liability means any one of them.

Long Stop Date: four (4) months from the Execution Date, or such later date as the Parties may agree in writing.

Management Fee has the meaning given in Clause 3.2.

Nikkeli Greenland means Nikkeli Greenland A/S, a company registered in Greenland with registered number 42977764.

Nikkeli Project Company means Nikkeli Project Company Ltd, a company registered in the Cayman Islands with registered number 384787.

Nikkeli Project Default Shares means such number of ordinary shares of $0.01 each in Nikkeli Project Company as is equal to eleven (11%) of the issued share capital of Nikkeli Project Company at the time of allotment and issue of such shares.

Nikkeli Project USFM Shares means such number of ordinary shares of $0.01 each in Nikkeli Project Company as is equal to fifty-one (51%) of the issued share capital of Nikkeli Project Company as at Closing.

Operator has the meaning given in Clause 3.1.

Participating Interest means legal and beneficial interests in Nikkeli Project Company.

Permitted Encumbrance means:

(a)	rights reserved or vested in any Governmental Authority by the terms of any instrument or grant affecting the Disko Concessions and/or the Project (or any part thereof);

(b)	Taxes or royalties to any Governmental Authority;

(c)	any Encumbrance granted in accordance with the terms and conditions of this Agreement;

(d)	the terms and conditions of the Disko Concessions;

(e)	all applicable Laws, rules and orders of any Governmental Authority; and

(f)	the net smelter returns royalty of two per cent. granted by Nikkeli Greenland to Nikkeli Ltd. pursuant to a royalty agreement between 80 Mile, Nikkeli Greenland and Nikkeli Ltd dated on or around 24 September 2025.

Previous Commitment means the amount equal to previously paid by 80 Mile in respect of the Project, being US$29,000,000 (US Dollars Twenty-Nine Million).

Project means the drilling of the Disko Nuussuaq Basin and such other activities as are expressly set out in, and carried out in accordance with, the Annual Work Program and Budget as approved from time to time.

Rules means the meaning given in Clause 25.1.1.

Shareholder means any registered shareholder of Nikkeli Project Company.

Shareholders’ Agreement means a shareholders’ agreement in respect of Nikkeli Project Company between 80 Mile and USFM, in a form and substance acceptable to 80 Mile and USFM.

Shares means shares in Nikkeli Project Company.

Standard of a Reasonable and Prudent Operator means the standard which can be expected of a person seeking in good faith to perform its covenants or obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable Laws engaged in the same type of undertaking under the same or similar circumstances and conditions.

Taxes means all forms of taxation, impost, levy or duty (including employment taxes, value added tax, goods and services tax), and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties (including customs duties, excise duties, withholding taxes and stamp duties), contributions and levies, in each case, wherever and whenever imposed and all penalties, charges, costs and interest relating thereto.

Third Party has the meaning given to it in Clause 22.2.

Total Shareholder Investment means:

(a)	the aggregate amount actually paid or contributed by a Shareholder to or for the account of Nikkeli Project Company, including (i) any amount paid or agreed to be paid as the subscription price for ordinary shares in Nikkeli Project Company; and (ii) any amounts contributed by that Shareholder towards the funding of Nikkeli Project Company and/or the Project (including, without limitation, the Previous Commitment in respect of 80 Mile and the amount of the Funding Commitment actually funded by USFM in respect of USFM); minus

(b)	dividends and distributions (both received and anticipated) payable to such Shareholder, based on the Annual Work Program and Budget of Nikkeli Project Company from time to time and the Diluting Shareholder’s election as to contributions.

Transfer means the conveyance of the Nikkeli Project USFM Shares from Disko Exploration to USFM in accordance with the terms and conditions of this Agreement.

Transfer Taxes means a transfer, documentary, registration, stamp duty, or similar Tax imposed on instruments, but excluding:

(a)	Taxes imposed on or by reference to actual or deemed income, profit, or gain; and

(b)	value added, goods and services, sales, use, and excise Taxes.

Warranties means the warranties given by 80 Mile, Disko Exploration and USFM as set out in Schedule 1, Schedule 2 and Schedule 3 respectively.

80 Mile’s Account means such bank account of 80 Mile as notified to USFM in writing from time to time.

1.2	Interpretation

Except where expressly provided to the contrary in this Agreement:

1.2.1	the Schedules form part of this Agreement, and in the event of any conflict between the main body of this Agreement and a Schedule, the main body of this Agreement shall prevail;

1.2.2	a document expressed to be in the agreed form means a document in a form which has been agreed by or on behalf of the Parties on or before the execution of this Agreement;

1.2.3	reference to a Party or any person includes that Party’s or that person’s successors and permitted assigns;

1.2.4	reference to a person includes an individual, corporation, partnership, any unincorporated body of persons, any Government Authority or other entity;

1.2.5	reference to any consent not to be unreasonably withheld is deemed to be qualified by the requirement that such consent shall not be unreasonably conditioned or delayed;

1.2.6	reference to include and including is deemed to be qualified by the additional term without limitation;

1.2.7	reference to any agreement means the same as amended, supplemented or replaced from time to time;

1.2.8	references to dates and periods of time are to the Gregorian calendar;

1.2.9	reference to time means the time in Greenland;

1.2.10	reference to Clauses, Schedules and paragraphs means reference to Clauses and Schedules to and paragraphs of the Schedules to this Agreement;

1.2.11	the headings are inserted for ease of reference only and shall not affect interpretation nor have any legal effect;

1.2.12	unless the context otherwise requires, words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

1.2.13	reference to a Law is to the same as amended, modified, re-enacted, or replaced from time to time, and to any Law made under or regarding it;

1.2.14	any remedy which provides for the payment of liquidated damages by a Party represents:

1.2.14.1	a genuine pre-estimate of the likely or possible loss or damage which might otherwise be suffered by the Party to whom such liquidated damages are payable in consequence of the act or omission of the Party liable to pay such liquidated damages; and

1.2.14.2	fairly reflects an amount which is proportionate to the legitimate interests of the Party to whom such liquidated damages are payable in enforcing its rights under this Agreement, and shall not in either case in any way be interpreted as a penalty;

1.2.15	any good faith best estimate which is given by a Party when required under this Agreement is non-binding and given for information only and the Party giving such good faith best estimate shall have no liability to the other Parties for any error or inaccuracy therein; and

1.2.16	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

2	CONSIDERATION FOR EXECUTION OF THIS AGREEMENT

2.1	As consideration for entering this Agreement, USFM shall:

2.1.1	fund US$30,000,000 (US Dollars Thirty Million) within the Funding Commitment Period in accordance with the Annual Work Program and Budget in respect of the Project as approved by the Board from time to time in accordance with this Agreement, in the following instalments:

2.1.1.1	US$7,500,000 (US Dollars Seven Million Five Hundred Thousand) during the Funding Year 1 Period;

2.1.1.2	US$12,500,000 (US Dollars Twelve Million Five Hundred Thousand) during the Funding Year 2 Period; and

2.1.1.3	US$10,000,000 (US Dollars Ten Million) during the Funding Year 3 Period,

(the Funding Commitment), subject to Clause 2.2; and

2.1.2	pay 80 Mile the sum of US$500,000 (US Dollars Five Hundred Thousand) in cash by way of direct electronic bank transfer free of any set-off, withholding or deduction of whatsoever nature to 80 Mile’s Account, in the following instalments:

2.1.2.1	US$250,000 (US Dollars Two Hundred and Fifty Thousand) within ten (10) Business Days of the Execution Date; and

2.1.2.2	US$250,000 (US Dollars Two Hundred and Fifty Thousand) within 2 months of the Execution Date.

2.2	The amounts set out in Clauses 2.1.1.2 and 2.1.1.3 may, with the prior written approval of the Board (including from at least one 80M Director), be varied when approving the Annual Work Program and Budget for the relevant Financial Year, provided that the aggregate amount of the Funding Commitment shall not be less than US$30,000,000 (US Dollars Thirty Million).

3	APPOINTMENT OF OPERATOR AND MANAGEMENT FEE

3.1	With effect from 1 November 2025, 80 Mile shall be appointed as technical and operational manager of the Project (the “Operator”) for at least and during the Funding Commitment Period, unless its appointment is earlier terminated for one or more of the following reasons:

3.1.1	80 Mile retires as technical and operational manager of the Project;

3.1.2	all Disko Concessions expire and are not renewed or otherwise extended;

3.1.3	the Funding Commitment is satisfied in full by USFM and such termination is requested by USFM; or

3.1.4	if 80 Mile and USFM agree otherwise in writing.

3.2	With effect from 1 November 2025 and for so long as 80 Mile is the technical and operational manager of the Project, USFM shall pay to 80 Mile a management fee equal to 10% (ten per cent.) of all costs incurred by 80 Mile in connection with or arising from the performance of its services in respect of the Project (the “Management Fee”).

3.3	The Management Fee shall be calculated on a quarterly basis based on costs incurred during the relevant calendar quarter and shall be invoiced by 80 Mile to USFM, together with reasonable supporting documentation, on or around the 10th Business Day following the end of each such quarter. USFM shall pay each invoice in full within 20 Business Days of receipt, provided that USFM may dispute any part of an invoice by giving written notice to 80 Mile within 10 Business Days of receipt, specifying in reasonable detail the amount disputed and the reasons for the dispute. The undisputed portion of the invoice shall be paid by USFM in accordance with this Agreement and the Parties shall use reasonable endeavours, acting in good faith, to resolve any disputed amount promptly. The Management Fee shall form part of the Funding Commitment and shall be applied by way of deduction from the Funding Commitment and shall not be payable in addition to it.

4	USFM’S OBLIGATIONS

With effect from the Execution Date, USFM undertakes to:

4.1	during the Funding Commitment Period, fund one hundred percent (100%) of the Costs of the Project up to the Funding Commitment, including (but not limited to) Costs arising from or in connection with:

4.1.1	the activities set out in the relevant Annual Work Program and Budget;

4.1.2	the preparation, and undertaking, of the Project;

4.1.3	any travelling by representatives of 80 Mile to fulfil 80 Mile’s duties as Operator;

4.1.4	compliance and/or maintaining the Disko Concessions in good standing;

4.1.5	liaising with the Government and/or Governmental Authorities;

4.1.6	insurance and security deposits required;

4.1.7	corporate overheads;

4.1.8	accounting, book-keeping and auditing; and

4.1.9	legal costs (save for as set out in this Agreement);

4.2	continue to carry on the business activities of the Disko Concessions in the ordinary and usual course so as to protect and maintain the same, including (but not limited to):

4.2.1	continuing to perform all obligations relating to the Disko Concessions under the relevant exploration permit licences and at Law (including for the avoidance of doubt completion of all work programs and the activities set out in the relevant Annual Work Program and Budget); and

4.2.2	maintaining all Disko Concessions in good standing;

4.3	conduct its business in a proper manner and in accordance with Good Industry Practice and prudent mining practice, the Joint Venture Principles (save as amended by an executed JOA), any JOA executed by the Parties, this Agreement and the Completion Documents and comply with all applicable Laws;

4.4	obtain 80 Mile’s consent (such consent not to be unreasonably withheld or delayed) in respect of the location of any activities in the Disko Nuussuaq Basin prior to commencing any work on the Project and deliver to 80 Mile together with such request its data, plans, justifications and any other supporting evidence and information as reasonably required by 80 Mile in connection with the proposed location(s);

4.5	obtain 80 Mile’s approval (such approval not to be unreasonably withheld or delayed) to engage in any communication or interaction with the Government and/or any Governmental Authority in respect of the Disko Concessions, the Project and/or this Agreement;

4.6	during the Funding Commitment Period, restore any land or Environment disturbed by the Project;

4.7	keep 80 Mile fully and timeously informed in relation to any and all material and/or non-routine matters relating to the Disko Concessions and/or the Project (or any part thereof);

4.8	make available or allow 80 Mile access to any information relating to the Project and/or the Disko Concessions (or any part thereof) reasonably required in writing by 80 Mile, as soon as reasonably practicable and in any event within fifteen (15) Business Days of receiving such written request, during local business hours;

4.9	provide to 80 Mile copies of all non-routine and material notices and other information received by them in relation to the Project and/or the Disko Concessions (or any part thereof) as soon as reasonably practicable after the same become available and in any event no later than fifteen (15) Business Days after such notices or information become available;

4.10	not sell, charge, transfer, assign, withdraw, or create or permit any Encumbrance over, in any manner whatsoever the Project, the Disko Concessions and/or the Nikkeli Project USFM Shares (or any part thereof), other than any Permitted Encumbrance or otherwise in accordance with this Agreement; and

4.11	not do or omit to do anything which would amount to a waiver or relinquishment of any of the rights under a Disko Concession or any other instrument relating to the Disko Concessions (or any of them), without the prior written consent of 80 Mile (such consent not to be unreasonably withheld or delayed).

For the avoidance of doubt, during the Funding Commitment Period, there is no obligation on 80 Mile to provide any financing or loan to Nikkeli Project Company, Nikkeli Greenland or USFM, for the Disko Concessions or otherwise.

5	ANNUAL WORK PROGRAM AND BUDGET

5.1	At least 60 days prior to commencement of each Financial Year, 80 Mile as Operator shall prepare and submit to the Board a draft Annual Work Program and Budget for the forthcoming Financial Year.

5.2	The Board shall consider the draft Annual Work Program and Budget and may approve it, approve it subject to amendments, or reject it.

5.3	The Parties acknowledge and agree that the approved Annual Work Program and Budget for the first Financial Year commencing on the First Date (being the Annual Work Program and Budget for the Funding Year 1 Period) have been agreed by the Parties prior to the Execution Date and is attached to this Agreement as Appendix I (the “Initial Annual Work Program and Budget”). The Initial Annual Work Program and Budget shall be deemed to have been approved by the Board for the purposes of, and in accordance with, this Agreement.

5.4	The Board shall use reasonable endeavours to approve an Annual Work Program and Budget no later than 30 days prior to the commencement of the relevant Financial Year.

5.5	If the Board has not approved a new Annual Work Program and Budget by the commencement of a Financial Year, the Approved Work Program and Budget for the immediately preceding Financial Year shall continue to apply on a pro rata basis, save that no new capital expenditure or material new commitments shall be incurred without prior approval from the Board.

5.6	The Annual Work Program and Budget may only be amended during the course of a Financial Year with the prior written approval of the Board.

5.7	Notwithstanding Clause 14.5, each Party shall use its reasonable endeavours to procure that the Project shall not incur expenditure in excess of, or materially inconsistent with, the Annual Work Program and Budget without prior written approval of the Board.

5.8	If at any time a Party becomes aware that the budget provided for in the Annual Work Program and Budget will be exceeded, such Party will promptly notify the Board and submit a revised Annual Work Program and Budget for approval.

5.9	Within 30 days of the end of each Financial Year during the Funding Commitment Period, USFM shall report to the Board and 80 Mile on the funding and expenditure incurred in that Financial Year towards the Funding Commitment and shall provide such information and supporting documentation as the Board (including the 80M Directors) and 80 Mile may reasonably require to verify compliance with Clause 2.1 and the applicable Annual Work Program and Budget.

6	BOARD REPRESENTATION

6.1	80 Mile shall have the right to appoint and maintain in office two (2) directors of each of Nikkeli Project Company and Nikkeli Greenland (including any committee of any board of directors) (the “80M Directors”). Any 80M Director may be removed from office at any time by 80 Mile and replaced by a new 80M Director.

6.2	On and following the Closing Date:

6.2.1	USFM shall have the right to appoint and maintain in office two (2) directors of Nikkeli Project Company and Nikkeli Greenland (including any committee of the board of directors) (the “USFM Directors”); and

6.2.2	any USFM Director may be removed from office at any time by USFM and replaced by a new USFM Director.

For the avoidance of doubt, a USFM Director may only be removed by USFM and not by any other party.

6.2.3	80 Mile shall have the right to appoint and maintain in office two (2) directors of USFM (including any committee of the board of directors) (the “80M US Directors”);

6.2.4	any 80M US Director may be removed from office at any time by 80 Mile and replaced by a new 80M US Director.

6.3	No 80M Director or USFM Director shall be removed otherwise than pursuant to this Agreement, save as provided by applicable Law.

6.4	The post of chair of the board of directors of Nikkeli Project Company shall be held by a USFM Director and the chair shall have a casting vote.

6.6	If the chair of Nikkeli Project Company for the time being is unable to attend any meeting of the board of directors of Nikkeli Project Company, the Shareholder entitled to nominate the chair pursuant to this Agreement shall be entitled to appoint another of its nominated directors to act as chair at the meeting.

6.5	The post of chair of the board of directors of Nikkeli Greenland shall be held by a USFM Director and the chair shall have a casting vote.

6.6	If the chair of Nikkeli Greenland for the time being is unable to attend any meeting of the board of directors of Nikkeli Greenland, USFM shall be entitled to appoint another of its nominated directors to act as chair at the meeting.

6.7	The quorum for a meeting of the board of directors of Nikkeli Project Company shall be two directors, including at least one 80M Director and one USFM Director.

6.8	The quorum for a meeting of the board of directors of Nikkeli Greenland shall be two directors, including at least one 80M Director and one USFM Director.

6.9	Any and all reimbursements of the costs and expenses associated with the appointment and participation of any 80M Director or USFM Director on the Board and/or the board of directors of Nikkeli Greenland shall be consistent with the relevant Annual Work Program and Budget.

6.10	The quorum for a meeting of the board of directors of USFM shall be two directors, of whom one at least shall be an 80M US Director until the time USFM becomes a public company.

7	THE CONDITIONS

7.1	The provisions of this Agreement (except for this Clause 6.10 and Clauses 1, 13, 15 to 20 (inclusive) and Clauses 22 to 27 (inclusive)) are conditional on the fulfilment or the waiver of the following conditions in accordance with this Agreement by no later than the Long Stop Date:

7.1.1	the Government Consents being obtained, with any material conditions being reasonably satisfactory to 80 Mile; and

7.1.2	USFM having performed and complied in all respects with its obligations under Clause 2.1.2;

7.1.3	USFM having performed and complied in all respects with its obligations under the Initial Annual Work Program and Budget (to the extent that it specifies any obligations are required to be performed prior to Closing).

7.2	If all of the Conditions have not been satisfied or waived in accordance with the terms of this Agreement before 23:59 hours on the Long Stop Date (or it becomes apparent that there are no reasonable prospects for all of the Conditions to be so satisfied), then this Agreement may be terminated by a Party in accordance with the provisions of Clause 15.

7.3	Each Party shall, at the request of another Party, provide such reasonable assistance as that other Party may reasonably require to satisfy each Condition.

7.4	Promptly upon the satisfaction of any Condition the applicable Party shall give written notice to the other Parties of such satisfaction, which notice shall include all necessary supporting documentation to substantiate the satisfaction.

7.5	The requirement for the satisfaction of any Condition may be waived by the agreement of the Parties in writing at any time prior to the Long Stop Date.

8	TRANSFER OF THE NIKKELI PROJECT USFM SHARES

Following completion of the legal transfer of the Nikkeli Project USFM Shares from Disko Exploration to USFM as contemplated in this Agreement, the shareholding of USFM and Disko Exploration in Nikkeli Project Company shall be:

Party	Shareholding
USFM	51%
Disko Exploration	49%
Total	100%

9	CLOSING

9.1	Closing shall take place virtually on the Closing Date.

9.2	At or prior to Closing, 80 Mile shall:

9.2.1	deliver to USFM:

9.2.1.1	copies of the minutes of its board of directors approving the entry into this Agreement and the Transfer;

9.2.1.2	copies of the minutes of Disko Exploration’s board of directors approving the entry into this Agreement and the Transfer;

9.2.1.3	copies of the minutes of Nikkeli Project Company’s board of directors approving the Transfer;

9.2.1.4	the share transfer form for the relevant Nikkeli Project USFM Shares duly completed in favour of USFM (or an Affiliate of USFM);

9.2.1.5	a share certificate for the relevant Nikkeli Project USFM Shares or an indemnity, in agreed form, for any lost certificates; and

9.2.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

9.3	At or prior to Closing, USFM shall:

9.3.1	deliver to 80 Mile copies of the minutes of its board of directors approving the entry into this Agreement and the Transfer; and

9.3.2	take any other such actions and execute any other such documents as may be reasonably necessary to give effect to the transactions contemplated in this Agreement.

9.4	Following Closing, the Parties shall use their best endeavours at the expense of USFM to ensure the registration of USFM (or an Affiliate of USFM) as the holder of the relevant Nikkeli Project USFM Shares. For the avoidance of doubt any stamp duty, stamp duty reserve tax or any other tax which becomes due on the Transfer completing shall be at the expense of USFM.

9.5	Until Closing, Disko Exploration shall not, without the prior written consent of USFM (such consent not to be unreasonably withheld or delayed):

9.5.1	sell, transfer or otherwise dispose of, or mortgage, charge, pledge or create or permit any Encumbrance over, its legal or beneficial interest in any of the Nikkeli Project USFM Shares (or any interest in any of them), save for in respect of any Permitted Encumbrance; or

9.5.2	exercise any votes attaching to the Nikkeli Project USFM Shares, other than in accordance with this Agreement.

9.6	Until Closing, Disko Exploration shall not, without the prior written consent of USFM (such consent not to be unreasonably withheld or delayed):

9.6.1	make any alterations to Nikkeli Project Company’s articles of association that affects the rights attaching to the Nikkeli Project USFM Shares and any regulations that are inconsistent with them are not adopted;

9.6.2	make any material change to the business of Nikkeli Project Company; and

9.6.3	permit Nikkeli Project Company to enter into any transaction that is not in the normal and proper course of conducting its business nor enter into any transaction that is not on arm’s length terms, other than in accordance with, as required by, or otherwise to reflect the terms and conditions of, this Agreement.

9.7	In the event that a Party is in default of obligations set out in Clause 9.2 or 9.3 (as applicable), the non-defaulting Party shall not be obliged to complete the Transfer contemplated in this Agreement and/or may elect (by written notice to the defaulting Party) to:

9.7.1	defer Closing to such later date as may be agreed with the defaulting Party;

9.7.2	release the defaulting Party from the unfulfilled obligations (subject to any reasonable conditions as the non-defaulting Party may impose) and proceed to Closing (without limiting its rights and remedies under this Agreement or otherwise in Law); or

9.7.3	treat this Agreement as terminated, provided that the Parties’ accrued and continuing rights and obligations under this Agreement shall continue to apply, but in all other respects, the Parties’ rights and obligations under this Agreement shall cease and Clause 15 shall apply.

9.8	As soon as practicable following Closing, the Parties shall use their reasonable endeavours to agree, negotiate and execute the JOA in respect of the Project.

10	THE INTERIM PERIOD

10.1	During the Interim Period, Disko Exploration shall:

10.1.1	to the extent that it is able so to do, continue to carry on its activities relating to the Disko Concessions and business operation of Nikkeli Greenland in the ordinary and usual course and in accordance with Good Industry Practice;

10.1.2	consult with USFM in advance of all material decisions being made with respect to the Disko Concessions, including in relation to proposed new projects or field development plans in relation to the Disko Concessions, and take into consideration USFM’s reasonable comments, it being understood and agreed that all final decisions shall remain with 80 Mile and Disko Exploration (subject to USFM’s approval rights set out in this Agreement (if any));

10.1.3	insofar as is reasonably practicable, keep USFM fully and timeously informed in relation to any and all material matters relating to the Disko Concessions; and

10.1.4	subject to all applicable obligations of confidentiality, make available or allow USFM access to any information relating to the Disko Concessions reasonably required in writing by USFM from time to time which it reasonably requires in order to perform its obligations under this Agreement.

10.2	During the Interim Period, Disko Exploration shall not, and shall procure that Nikkeli Greenland shall not:

10.2.1	create or permit any Encumbrance over, assign, transfer, sell, lease or otherwise dispose of the whole or any part of the Disko Concessions, or any material portion of their properties or equipment, or purport to agree to any of the foregoing other than in respect of any Permitted Encumbrance or otherwise pursuant to the terms of this Agreement;

10.2.2	terminate, suspend, rescind, modify, extend, replace, breach (in any material respect) or relinquish, withdraw from, waive or forgive any rights, interests, benefits or obligations or areas under or in relation to the Disko Concessions other than in the ordinary course of business;

10.2.3	waive any right of first refusal related to the Disko Concessions;

10.2.4	propose or implement any sole-risk operations;

10.2.5	approve any work program, budget, expenditure or capital commitment relating to the Disko Concessions involving expenditure in excess of US$100,000 (US Dollars One Hundred Thousand Dollars) save for:

10.2.5.1	any such expenditure already provided for in an approved Annual Work Programme and Budget;

10.2.5.2	any such expenditure in respect of which USFM has given its prior written approval; or

10.2.5.3	any expenditure necessitated by an emergency (in which case 80 Mile shall consult with USFM to the extent reasonably practicable in the circumstances); or

10.2.5.4	enter into any agreement or undertake or otherwise give any binding commitment or undertaking in respect of the above matters,

in each case, without the prior written consent of USFM.

10.3	If a claim is made by 80 Mile (or any Affiliate of 80 Mile) under a policy of insurance following an event or circumstance which takes place from the Execution Date but prior to Closing relating to the Disko Concessions, 80 Mile shall use reasonable endeavours to (or to procure that the relevant Affiliate endeavours to): (a) file a claim in respect of such event or circumstance and (b) have such claim paid prior to Closing, in each case in accordance with its customary past practices. In the event that such a claim is not paid prior to Closing, 80 Mile shall use its reasonable endeavours to pursue payment in respect of such a claim and shall have the right to receive any payment made in respect of any such claim made prior to Closing as, when, and to the extent such claim shall be paid. To the extent that 80 Mile receives any such payment and it relates to the period after the Economic Date, 80 Mile shall transfer such funds to USFM within five (5) Business Days of receipt.

10.4	During the Interim Period, the Parties shall not take any action nor fail to take any action prior to Closing that would result in a breach of any of their respective Warranties under this Agreement, save for: (i) any matter to the extent required to be undertaken to comply with a requirement of any Governmental Authority under applicable Law, and/or (ii) any matter undertaken in an emergency or disaster situation or necessary or desirable to protect the Environment.

11	PRE AND POST ECONOMIC DATE COSTS

11.1	From the Closing Date, USFM shall be responsible for, and shall indemnify and hold 80 Mile, Disko Exploration and their respective Affiliates harmless against, all Costs and Liabilities in respect of the Disko Concessions and the Project, provided that nothing in this Clause 11.1 shall prejudice in any way USFM’s rights to pursue claims for breach of any of any Warranty of 80 Mile independently from the operation of this Clause 11.1.

11.2	In respect of the Disko Concessions, during the Funding Commitment Period, USFM covenants with 80 Mile, Disko Exploration and their respective Affiliates that USFM shall, at its sole cost and expense, perform and shall be responsible for and shall indemnify, defend and hold 80 Mile, Disko Exploration and their respective Affiliates harmless against all and any Environmental Liabilities irrespective of when such liabilities are or were incurred (whether before, on or after the Closing Date pro rata to its Participating Interests, provided, always, that nothing in this Clause 11.2 shall prejudice in any way USFM’s rights to pursue claims for breach of any of any Warranty of 80 Mile independently from the operation of this Clause 11.2; and provided, further, that USFM shall not be required to indemnify or be liable to 80 Mile, Disko Exploration or their respective Affiliates for amounts actually expended by 80 Mile or any other person prior to the Execution Date in respect of any Environmental Liabilities. For the avoidance of doubt, USFM’s liability in respect of any Environmental Liabilities incurred on or from the Closing Date shall be limited to such proportion of the total liability for that claim as corresponds to USFM’s proportionate share of the Participating Interests.

11.3	If any Benefits accrue to USFM in respect of any period prior to Closing, USFM shall account to and reimburse 80 Mile in full in respect thereof.

11.4	All reimbursements made under this Clause 11 shall be paid within ten (10) Business Days of receipt of notification from the Party which has incurred such obligations to 80 Mile’s Account, the account notified by USFM to 80 Mile and Disko Exploration in writing with any such notice or the account notified by Disko Exploration to 80 Mile and USFM in writing with any such notice (as the case may be).

12	SHAREHOLDERS’ AGREEMENT

12.1	As soon as reasonably practicable following the Execution Date, and by no later than the Closing Date, 80 Mile and USFM shall agree, negotiate and execute the Shareholders’ Agreement.

12.2	The Parties agree that the Shareholders’ Agreement shall contain provisions designed to provide appropriate safeguards against unreasonable or aggressive budgeting practices and funding timelines following the funding in full of the Funding Commitment by USFM, including (but not limited to) provisions relating to expenditure approval and control.

13	USFM DEFAULT

13.1	If USFM fails to pay any amount of the Funding Commitment, USFM shall be in default and any amount owing by USFM shall accrue interest at an interest rate of five per cent. (5%) per annum calculated from the due date of such amount until the date of full payment (in each case, a “USFM Default”).

13.2	If USFM becomes aware that it has committed a USFM Default, it shall promptly notify 80 Mile in writing, providing reasonable details of the nature of the USFM Default and any steps being taken to remedy it.

13.3	Upon becoming aware of a USFM Default, 80 Mile may deliver a notice of USFM Default to USFM (the “Default Notice”) requiring USFM to remedy the default within a period of twenty (20) Business Days. For the avoidance of doubt, if USFM fails to pay any amount due in accordance with this Agreement, such failure shall not constitute a default if remedied within ten (10) Business Days of delivery of the Default Notice by 80 Mile.

13.4	If a USFM Default remains uncured within a period of twenty (20) Business Days after delivery of a Default Notice by 80 Mile, then USFM shall transfer to Disko Exploration the Nikkeli Project Default Shares. The transfer of the Nikkeli Project Default Shares shall be completed in accordance with the provisions of Clause 9 (save for in respect of Clauses 9.6 and 9.8 which shall not apply), which shall apply mutatis mutandis to such transfer.

13.5	Following completion of the legal transfer of the Nikkeli Project Default Shares from USFM to Disko Exploration, the shareholding of USFM and Disko Exploration in Nikkeli Project Company shall be:

Party	Shareholding
USFM	40%
Disko Exploration	60%
Total	100%

13.6	For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement (including, without limitation, Clause 13.7), USFM shall at all times hold not less than forty per cent. (40%) of the Participating Interests and issued share capital of Nikkeli Project Company. Neither UFSM’s Participating Interests nor its shareholding in Nikkeli Project Company shall be reduced below that level in any circumstances.

13.7	Drag Along Rights

13.7.1	This Clause 13.7 shall apply only following a transfer of the Nikkeli Project Default Shares from USFM to Disko Exploration pursuant to Clauses 13.4 and 13.5.

13.7.2	Subject to Clause 13.7.1, Disko Exploration shall have the right (the “Drag Along Right”) to require USFM to contribute to the Costs of an Annual Work Program and Budget approved by the Board in accordance with this Agreement in proportion to its Participating Interests by written notice to USFM (a “Drag Along Notice”). A Drag Along Notice shall:

13.7.2.1	specify the relevant Annual Work Program and Budget, the total Costs, USFM’s share of such Costs in proportion to its Participating Interests; and

13.7.2.2	be delivered to USFM not less than 30 days prior to the date on which the first payment in respect of such Costs is due.

13.7.3	Upon receipt of a Drag Along Notice by USFM, USFM shall be obliged to contribute to the Costs of such Annual Work Program and Budget in proportion to its Participating Interests.

14	FUNDING OF THE COMPANY FOLLOWING EXPIRY OF THE FUNDING COMMITMENT PERIOD

14.1	Immediately following expiry of the Funding Year 3 Period, subject to and conditional upon USFM having funded the Funding Commitment in full, the Parties shall continue to finance Nikkeli Project Company in proportion to their respective Participating Interests and based on their financing contributions (being the Previous Commitment in respect of 80 Mile and the amount of the Funding Commitment actually funded by USFM in respect of USFM) in accordance with Clauses 14.2 to 14.15 (inclusive).

14.2	Each Party (including 80 Mile as Operator) shall give notice to the Operator, within 30 days of the vote by the Board approving the Annual Work Program and Budget for that Financial Year, whether it wants to participate in funding the Costs of such Annual Work Program and Budget in proportion to its Participating Interests or in respect of such lesser amount as it shall determine or not at all. If a Party fails to make an election within such 30 day period (the “Election Deadline”), it will be deemed to have elected not to contribute to such Annual Work Program and Budget in proportion to its respective Participating Interest as of the beginning of the applicable Financial Year. If there is a Diluting Shareholder(s), the Operator will give notice thereof to the Fully Funding Shareholder(s), if any, and such Fully Funding Shareholder(s) may thereupon elect, by notice to the Operator within 30 days of the Operator’s notice, to:

14.2.1	not contribute any additional funds to the relevant Annual Work Program and Budget (over and above its proportionate share); or

14.2.2	increase its contribution to the Annual Work Program and Budget by 100% of the amount that the Diluting Shareholder(s) would have contributed had it elected to contribute to such Annual Work Program and Budget in proportion to its respective Participating Interest.

14.3	In the event that the Costs for an Annual Work Program and Budget are fully committed pursuant to Clause 14.2.2, Nikkeli Project Company shall issue such number of additional ordinary shares of $0.01 each in Nikkeli Project Company to the Fully Funding Shareholder(s), at such subscription price, as shall result in the Participating Interests of the Shareholders being recalculated as provided in Clause 14.10, in consideration for the Fully Funding Shareholder(s) funding the amount that the Diluting Shareholder(s) would have contributed.

14.4	In the event that the costs for an Annual Work Program and Budget are not fully committed, the Operator may, in its sole discretion:

14.4.1	reduce the relevant Annual Work Program and Budget to the amount of the proposed respective contributions elected by the Shareholders, provided such reduced Annual Work Program and Budget is not less than 50% of the Annual Work Program and Budget; or

14.4.2	withdraw such Annual Work Program and Budget, subject to the right of the Operator to propose a new draft Annual Work Program and Budget.

14.5	If, following expiry of the Funding Commitment Period, the budget in an Annual Work Program and Budget is exceeded by 15% or less, then the excess shall be funded by the Shareholders in proportion to their respective elections to participate in the Annual Work Program and Budget in question and the Shareholders will contribute their respective share of such Costs within ten (10) Business Days of demand by the Operator unless the overrun is due to the gross negligence or wilful default of a Party.

14.6	Prior to the last day of each month following the Election Deadline, the Operator shall confirm in writing to each Shareholder, which has elected prior to the Election Deadline to contribute to the Annual Work Program and Budget then in effect, the number of ordinary shares in Nikkeli Project Company which such Shareholder is required to subscribe for, and the subscription price payable (a “Cash Call”). Within 30 days after receipt of each such Cash Call, each Shareholder shall pay the relevant subscription amount to the Operator, on behalf of Nikkeli Project Company, and Nikkeli Project Company shall issue such ordinary shares in Nikkeli Project Company, provided that in the event such subscription amount exceeds the amount set out in the applicable Annual Work Program and Budget by not less than 5% and not greater than 15%, each Shareholder will have an additional 30 days (or a total of 60 days) to pay to the Operator such subscription amount. Where such subscription amount exceeds the amount set out in the applicable Annual Work Program and Budget by more than 15% then a Shareholder shall not be required to subscribe for such ordinary shares in Nikkeli Project Company without its written consent.

14.7	If the amount billed for the estimated Costs was less than the actual Costs incurred or charged during that month, the Operator may make a Cash Call to the Shareholders for the difference at any time, which each Shareholder shall satisfy within 30 days following receipt of such Cash Call by way of an additional subscription for ordinary shares in Nikkeli Project Company at a price per share which shall be determined by the Board, provided that where such Costs exceed the estimated amount by more than 15% a Shareholder shall not be required to contribute to such Costs without its written consent. With the agreement of the Board, the Operator may establish more frequent Cash Call cycles to minimise account balances.

14.8	Each Shareholder shall be entitled, once in every calendar year, to delay its payment of a Cash Call by no more than 30 days, provided that it gives notice to the Operator of its intention to do so on or before the day upon which the relevant Cash Call is payable, in which case the ordinary shares in Nikkeli Project Company shall not be issued to such Shareholder until the subscription price is received by the Company.

14.9	Time shall be of the essence of payment of Cash Calls.

14.10	A Diluting Shareholder’s Participating Interest shall be recalculated according to the following formula from the date the Fully Funding Shareholder(s) fund the amount that the Diluting Shareholder(s) should have contributed:

R =        (REA (P) / REA (AP))      X        100%

Where:

R:	means the recalculated Participating Interest of the relevant Shareholder, expressed as a percentage;

REA (P):	means the Total Shareholder Investment of the relevant Shareholder; and

REA (AP):	means the aggregate Total Shareholder Investment of all Shareholders.

The Participating Interests of the other Shareholders shall also be recalculated at that date.

The Parties acknowledge that they have attached to this Agreement at Appendix 2 an illustrative example for the sole purpose of illustrating the intended mechanics of the recalculations described in this Clause 14.10 but that Appendix 2 is by way of example only and not binding on any of them.

14.11	If a Shareholder elects to contribute to an Annual Work Program and Budget and then defaults in its obligation to pay a Cash Call, a Fully Funding Shareholder may, upon the giving of not less than 10 days’ prior written notice to the Operator and to the Diluting Shareholder(s), elect to meet such Cash Call (“Cover Payment”) by subscribing for additional ordinary shares in Nikkeli Project Company. Upon such election, the Operator shall deduct an amount equal to 100% times the amount of the Cash Call that the Diluting Shareholder failed to pay from the Diluting Shareholder’s Total Shareholder Investment and recalculate the Participating Interest of the Shareholders based on the formula in Clause 14.10, and the Company shall issue such number of additional ordinary shares in Nikkeli Greenland to the relevant Fully Funding Shareholder which is making the Cover Payment as shall be required in order to adjust the Participating Interests of the Shareholders accordingly.

14.12	In the event that a Fully Funding Shareholder does not elect to make a Cover Payment to fund an outstanding Cash Call within 15 days of the date upon which the Cash Call was due for payment, the Operator shall deduct an amount equal to 100% times the amount of the Cash Call that the Diluting Shareholder failed to pay from the Diluting Shareholder’s Total Shareholder Investment and recalculate the Participating Interests of the Shareholders based on the formula in Clause 14.10, and Nikkeli Project Company shall compulsorily repurchase at par from the Diluting Shareholder such number of ordinary shares in Nikkeli Project Company as shall be required in order to adjust the Participating Interests of the Shareholders accordingly.

14.13	If a Shareholder elects to contribute to one or more Annual Work Program and Budgets and then defaults in its obligation to pay a Cash Call hereunder on two occasions in any 12-month period or four occasions in total, the percentage set out in Clauses 14.11 or 14.12 (as applicable) shall be 100% in respect of subsequent defaults by such Diluting Shareholder in its obligation to pay a contribution or Cash Call hereunder.

14.14	Upon a default of the type referred to in Clause 14.11, any right of the Diluting Shareholder to receive dividends from Nikkeli Project Company shall cease. Any such dividends or distributions to which the Diluting Shareholder would otherwise have been entitled shall instead be paid to meet any Cash Call not met by the Diluting Shareholder. The right of a Diluting Shareholder to receive dividends or distributions, if any, shall be reinstated once either (a) a Fully Funding Shareholder makes a Cover Payment in respect of the Cash Call; or (b) such Shareholder is otherwise not in default of its obligation to make a contribution or meet a Cash Call and all indebtedness and interest thereon has been paid in full.

14.15	The Shareholders acknowledge that if any Shareholder defaults in its obligation to pay a Cash Call hereunder, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Shareholders have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). The Shareholders acknowledge and recognize that the damage to the Fully Funding Shareholder could be significant. The Shareholders agree that the rights and remedies conferred in Clauses 14.11 to 14.14 (inclusive):

14.15.1	do not constitute a penalty or unlawful forfeiture and are necessary to promote the interests of Nikkeli Greenland and to maintain the Disko Concessions in good standing and effect and free from liability to forfeiture;

14.15.2	constitute standard or common remedies for events of default under international mining joint venture agreements;

14.15.3	constitute an equitable mechanism for the purposes of making the Fully Funding Shareholder whole and calculating equitable compensation for the Fully Funding Shareholder;

14.15.4	constitute a method for calculating liquidated damages and/or a genuine pre-estimate of damages suffered by the Fully Funding Shareholder arising from the default of a Diluting Shareholder.

15	TERMINATION

15.1	This Agreement may be terminated at any time prior to the Closing Date by written agreement between the Parties.

15.2	This Agreement may be terminated:

15.2.1	at any time prior to the Closing Date by a Party on written notice, if:

15.2.1.1	the Conditions have not been fulfilled on or prior to the Long Stop Date (or where there are no reasonable prospects that the fulfilment of the Conditions will be possible), provided that such non-fulfilment is not due to the fault of the Party delivering the notification;

15.2.1.2	another Party is affected by Force Majeure, which Force Majeure has persisted or appears reasonably likely to persist for a period in excess of twelve (12) months;

15.2.1.3	another Party materially breaches the terms of this Agreement; or

15.2.1.4	another Party becomes Insolvent;

15.2.2	at any time prior to the Closing Date by 80 Mile on written notice to USFM, if immediately prior to the Closing Date: (i) the Warranties of USFM are not true and accurate in all material respects; or (ii) USFM has not performed or complied in all material respects with its obligations and covenants under this Agreement to be performed or complied with by USFM by the Closing Date; and/or

15.2.3	at any time prior to the Closing Date by USFM on written notice to 80 Mile, if immediately prior to the Closing Date: (i) the Warranties of 80 Mile are not true and accurate in all material respects; or (ii) 80 Mile has not performed or complied in all material respects with its obligations and covenants under this Agreement to be performed or complied with by 80 Mile by the Closing Date.

15.3	The Party purporting to terminate this Agreement pursuant to Clause 15.2 cannot be in breach in any material respect of any of its Warranties, covenants or other obligations contained in this Agreement.

15.4	If this Agreement is terminated as provided in accordance with Clause 15.1 or 15.2 above:

15.4.1	each Party shall, as soon as reasonably practicable following such termination, return to the other Parties all information, documents and other materials received from such Party relating to the transactions contemplated in this Agreement obtained after the Execution Date, and the Parties shall remain subject to the confidentiality provisions of Clause 23 in relation to such information, documents and materials;

15.4.2	USFM shall (upon request of 80 Mile in writing) restore the Disko Nuussuaq Basin to its original state including the removal of all plant, machinery and equipment at its own expense;

15.4.3	USFM shall deliver to 80 Mile any data and/or the derivatives, but not interpretations made in connection therewith; and

15.4.4	USFM shall grant to 80 Mile a royalty-free, perpetual licence to use such data and/or derivatives.

15.5	Notwithstanding the foregoing, if this Agreement is terminated due to a breach, default or reason attributable to 80 Mile and/or Disko Exploration, or due to Force Majeure affecting any Party, Clauses 15.4.2 to 15.4.4 shall not apply and USFM shall be entitled to retain all rights, title and interest in and to any data, derivatives generated by or on behalf of USFM pursuant to this Agreement. Any continued use by 80 Mile of any data or derivatives of USFM shall be subject to the grant by USFM of a non-exclusive licence on commercial terms to be agreed in good faith, which shall include the payment to USFM of an ongoing royalty at a reasonable market rate.

15.6	If a Party is in default or breach at the time this Agreement is terminated, such Party in default or breach shall continue to be liable to the other Parties for damages in respect of such default or breach, and the terminating Party shall be entitled to all remedies available at Law or in equity, including reasonable attorneys’ fees and all other costs and expenses incurred by the terminating Party in relation to the default or breach and the termination.

16	TAXATION

16.1	Save as specified in this Clause 16, each Party shall be responsible for reporting and discharging its own Tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all obligations under this Agreement. Each Party shall protect, defend, and indemnify the other Parties from any and all loss, cost, or liability arising from the indemnifying Party’s failure to report and discharge such Taxes or satisfy such obligations.

16.2	Any sum payable in terms of this Agreement shall be calculated without regard to the taxability of the receipt and any claim relating to a breach of Warranty shall be treated as an adjustment to the consideration payable under this Agreement.

16.3	USFM shall be obligated to pay and to indemnify 80 Mile from all Transfer Taxes resulting from the execution, registration, or approval of this Agreement and the implementation or completion of the transactions contemplated by them.

17	FORCE MAJEURE

17.1	If, as a result of Force Majeure, a Party is rendered unable (wholly or in part) to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving notice in accordance with Clause 17.2 so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.

17.2	The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep the other Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time that the Party will probably require to remedy the Force Majeure.

17.3	The affected Party shall use all reasonable endeavours to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner, but shall not be obligated to settle any labour dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

18	WARRANTIES AND LIMITATIONS OF LIABILITY

18.1	Warranties

18.1.1	As at the Execution Date and repeated immediately prior to the Closing Date, 80 Mile gives the Warranties set out in Schedule 1, Disko Exploration gives the Warranties set out in Schedule 2 and USFM gives the Warranties set out in Schedule 3, subject in each case to the limitations set out in Schedule 4. Each Party acknowledges that, other than the Warranties set out in therein, no Party makes any other warranties or representations of any nature whatsoever in relation to the Transfer.

18.1.2	Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty.

18.1.3	The liability of the Parties under or in connection with this Agreement shall be limited to the extent set out in Schedule 4.

18.2	Notice regarding Warranties

Each Party shall give notice to the other Parties of any matter or event coming to its attention at any time which shows or may show that any Warranty made by it in terms of this Agreement was when made or at any time thereafter has become untrue, inaccurate or misleading in any respect.

18.3	Exclusion of statements

In entering into this Agreement, a Party may not rely on any statement, representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement) made by or on behalf of any other Parties before the Execution Date and each Party waives all rights, interests and remedies which but for this Clause 18 might otherwise be available to that Party in respect of any such statement, representation, warranty, collateral contract or other assurance, provided that nothing in this Clause 18 shall limit or exclude any liability for fraud.

19	CONDUCT OF CLAIMS

19.1	The Party which has a right to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party obliged to make such indemnification (the “Indemnifying Party”) of the assertion or commencement of any claim, demand, action or proceedings in respect of which the Indemnified Party may be indemnified by the Indemnifying Party (an “Indemnifiable Action”).

19.2	The Indemnified Party shall, at the request of the Indemnifying Party:

19.2.1	(at the expense of the Indemnifying Party) assume responsibility for the defense or settlement of any Indemnifiable Action with legal counsel reasonably satisfactory to the Indemnifying Party (provided that the Indemnifying Party shall at its own expense have the right to participate fully in the defense or settlement of such Indemnifiable Action); and/or

19.2.2	allow the Indemnifying Party (at its own expense) to assume responsibility for the defense or settlement of any Indemnifiable Action, with such defense or settlement to be at the sole risk and expense of the Indemnifying Party.

19.3	No Party shall settle any Indemnifiable Action without the prior written consent of the other Parties (such consent not to be unreasonably withheld).

20	MITIGATION OF LOSSES

Where a Party is entitled to be indemnified by another Party under this Agreement, the Party entitled to be so indemnified shall endeavour to mitigate its losses which would otherwise be recovered under such indemnity to the extent consistent with the Standard of a Reasonable and Prudent Operator (including taking into account any potential recoveries under any appropriate policies of insurance which that Party may have in force from time to time).

21	TRANSFERS AND CONTROL

21.1	Prohibited transfers

21.1.1	A Party shall not transfer, cede, assign or otherwise divest any of its rights, interests, covenants or obligations (in whole or in part) under this Agreement, except as permitted under this Agreement.

21.1.2	Each Shareholder undertakes to the other Shareholder that they will not, without the prior consent of each other Shareholder (not to be unreasonably withheld, conditioned or delayed), create any charge, security, lien or encumbrance over, transfer (either or both of the legal and beneficial ownership) or otherwise dispose of the whole or any part of their interest in or grant any option over any Shares to any person, save for in respect of any Permitted Encumbrance or otherwise as expressly permitted by this Agreement.

21.2	Limitations on transfers

Without prejudice to Clause 21.3, a Party (“Transferor”) may transfer all of its rights, interests, covenants or obligations under this Agreement (“Transferee”) with the prior written consent of the non-transferring Parties (such consent not to be unreasonably withheld or delayed) and provided also that no such transfer shall be effective unless and until the Transferor:

21.2.1	has procured the Transferee to covenant directly with the non-transferring Parties to observe and perform this Agreement;

21.2.2	has given to the non-transferring Parties a certified copy of the document effecting such transfer (excluding any commercially sensitive terms relating to such transfer);

21.2.3	has procured all necessary regulatory consents and approvals which may be required in connection with such transfer;

21.2.4	(in the case of a transfer by 80 Mile) has transferred to the Transferee all of 80 Mile’s interests in the Completion Documents;

21.2.5	(in the case of a transfer by Disko Exploration) has transferred to the Transferee all of Disko Exploration’s interests in the Completion Documents; and

21.2.6	(in the case of a transfer by USFM) has transferred to the Transferee all of USFM’s interests in the Completion Documents,

(the “Transfer Conditions”). For the avoidance of doubt, this Clause 21.2 shall not apply to the sale, transfer or other disposal of the Nikkeli Project USFM Shares by Disko Exploration to USFM pursuant to this Agreement.

21.3	Permitted Transfers

A Transferor may transfer all of its rights, interests, covenants or obligations under this Agreement to an Affiliate of the Transferor (“Affiliate Transferee”) without the consent of the non-transferring Parties but provided that:

21.3.1	the Transfer Conditions shall apply in respect of the Affiliate Transferee as if it were the Transferee as named therein;

21.3.2	the Transferor shall remain fully liable (jointly and severally with the Affiliate Transferee) to the non-transferring Parties in respect of the rights, interests, covenants or obligations so transferred to the Affiliate Transferee; and

21.3.3	if, after the conclusion of a transfer to an Affiliate Transferee under this Clause 21.3, that Affiliate Transferee continues to hold the rights, interests, covenants or obligations so transferred and ceases to satisfy the definition of an Affiliate under Clause 1.1, then the Transferor shall procure that the Affiliate Transferee shall forthwith transfer such rights, interests, covenants or obligations back to the Transferor.

22	BINDING SUCCESSION AND THIRD PARTIES

22.1	This Agreement shall bind and enure to the benefit of the Parties and their respective successors and permitted transferees.

22.2	The provisions of Clauses 11.1 and 11.2 confer a benefit on the persons specifically referred to in those provisions (each, a “Third Party”) and, subject to the remaining terms of this Clause 22, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

22.3	The Parties do not intend that any term of this Agreement, apart from those provisions specifically referred to in Clause 22.2, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

22.4	Notwithstanding Clause 22.2, this Agreement may be rescinded, terminated or varied in any way and at any time by the Parties without the consent of any Third Party.

23	CONFIDENTIALITY AND ANNOUNCEMENTS

23.1	All Confidential Information shall during the term of this Agreement and until five (5) years after this Agreement has terminated be kept confidential and (except to the extent that disclosure is permitted under Clause 23.3) shall not be disclosed in whole or in part by a Party to any person not a party to this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed).

23.2	Each Party undertakes to keep secret and confidential all confidential information relating to the business, assets, affairs, customers, clients, suppliers, plans, intentions or market opportunities of the Disko Concessions and/or the Project (or any part thereof), 80 Mile (or any of its group companies) and/or USFM (or any of its group companies) during the term of this Agreement and until five (5) years after this Agreement has terminated (except to the extent that disclosure is permitted under Clause 23.3).

23.3	Permitted Disclosures

23.3.1	Notwithstanding Clauses 23.1 and 23.2, a Party (“Disclosing Party”) shall not be required to obtain the prior written consent of the other Parties in respect of the disclosure of Confidential Information:

23.3.1.1	to the Disclosing Party’s Affiliates or to the Disclosing Party’s or its Affiliates’ directors, officers or employees but only to the extent reasonably required for the performance of this Agreement by the Disclosing Party;

23.3.1.2	to persons professionally engaged by or on behalf of the Disclosing Party (including any auditors or insurers) but only to the extent reasonably required for the performance of this Agreement by the Disclosing Party;

23.3.1.3	to any lenders and their respective professional advisers but only to the extent reasonably required in connection with any financing or refinancing of the Disclosing Party’s rights, interests, covenants or obligations under this Agreement;

23.3.1.4	to any bona fide proposed Transferee but only to the extent reasonably required in respect of such proposed transfer by the Disclosing Party;

23.3.1.5	to the extent required by any applicable Laws, rules and regulations of any recognised stock exchange or to the extent required by any lawful subpoena or other process in connection with any judicial, arbitral or administrative proceedings; or

23.3.1.6	to any Governmental Authority having jurisdiction over the Disclosing Party but only to the extent that the Disclosing Party is required to make such disclosure by applicable Law or by directions or regulations of such Governmental Authority not having the force of Law but in accordance with which the Disclosing Party is accustomed to comply.

23.3.2	In the event of the disclosure of Confidential Information to any person other than a Party to this Agreement under any of Clause 23.3.1.1 to 23.3.1.5 (inclusive) the Disclosing Party shall ensure that such Third Parties shall, before such disclosure, covenant to the Disclosing Party to keep the Confidential Information confidential on the same terms as this Clause 23 provides for.

23.4	Announcements

A Party shall not issue or make any public statement or announcement regarding this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld) except where such public statement or announcement is required to the extent required by any applicable Laws, rules and regulations of any recognised stock exchange or to the extent required by any lawful subpoena or other process in connection with any judicial, arbitral or administrative proceedings (whereupon the Party making such public statement or announcement shall promptly furnish the other Parties with a copy).

24	GOVERNING LAW

This Agreement and any Dispute arising out of or in connection with it or its subject matter or formation, including non-contractual disputes or claims, will be exclusively governed by and construed in accordance with the Laws of England and Wales, excluding conflict of law rules and choice of law principles that could require the application of any other law.

25	ARBITRATION

25.1	Dispute resolution

25.1.1	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof (a “Dispute”) shall be referred to and finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration in force at the time such arbitration is commenced (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause.

25.1.2	The seat, or legal place, of the arbitration shall be London, England.

25.1.3	The language of the arbitration shall be English.

25.1.4	The governing law of this arbitration agreement shall be English law.

25.1.5	By agreeing to arbitration in accordance with this Clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of a Party.

25.1.6	Each Party shall bear the costs and expenses of all professional advisers, witnesses and employees retained by it.

25.1.7	Pending the resolution of a Dispute under this Clause 25, the Parties shall to the greatest extent possible continue to perform their covenants or obligations under this Agreement.

25.1.8	Any reference of a Dispute to arbitration by a Party under this Clause 25 may only be withdrawn by the written agreement of the Parties.

25.2	Appointment of arbitrators

25.2.1	The number of arbitrators shall be three (3).

25.2.2	Each Party shall appoint one arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties.

25.3	Disqualification to act as an arbitrator

No person shall be appointed as an arbitrator who at the time of appointment (or at any time before the rendering of a determination under such appointment) is a director, officeholder or an employee of or directly or indirectly retained as consultant to 80 Mile, Disko Exploration or USFM (or any Affiliate of any of the foregoing persons) or who is the holder directly or indirectly of shares in any of the foregoing persons (unless such person is a company quoted on a recognised stock exchange and the shareholding held is less than three percent (3%) of the issued shares of any class).

25.4	The arbitration award

The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

26	NOTICES

26.1	A notice given to a Party under or in connection with this Agreement:

26.1.1	shall be in writing and in English;

26.1.2	shall be signed by the Party giving it;

26.1.3	shall be sent to the Party for the attention of the contact and at the physical address or email address set out in Clause 26.2 or such other physical address or email address as that Party may notify in writing to the other Parties; and

26.1.4	shall be:

26.1.4.1	delivered by hand or sent by recorded post providing proof of delivery, in the case of delivery to a physical address; or

26.1.4.2	sent by email, in the case of delivery to an email address.

26.2	The addresses and email addresses for service of notices are:

26.2.1	To 80 Mile at:

Address:	6 Heddon Street, London, England W1B 4BT

Email Address:	rod@80mile.com and troy@80mile.com

Attention:	Roderick Mclllree and Troy Whittaker

26.2.2	To Disko Exploration at:

Address:	6 Heddon Street, London, England W1B 4BT

Email Address:	rod@80mile.com and troy@80mile.com

Attention:	Roderick Mclllree and Troy Whittaker

26.2.3	To USFM at:

Address:	1707 Cole Boulevard, Suite 200, Golden, Colorado 80401

Email Address:	robert.price@brooksenergycompany.com

Attention:	Robert Price

26.3	Any notice shall be deemed to have been received:

26.3.1	if delivered or sent by hand, at the time of delivery;

26.3.2	if sent by recorded post providing proof of delivery at 9.00 am on the Business Day after the date on which delivery was recorded; or

26.3.3	if sent by email, on the date of transmission, if transmitted before 5.00 pm on any Business Day, and in any other case on the Business Day following the date of transmission.

26.4	This Clause 26 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

27	GENERAL

27.1	Entire agreement

This Agreement shall constitute the entire agreement between the Parties as to the subject matter of this Agreement and shall supersede and take the place of all documents, minutes of meetings, letters or notes which may be in existence at the Execution Date and of all written or oral statements which may have been made by or on behalf of the Parties as to such subject matter.

27.2	Amendment

This Agreement may only be amended or supplemented by a written agreement of the Parties which is expressed to be an amendment of or supplement to this Agreement.

27.3	Waiver and exercise

27.3.1	The waiver, release or modification by a Party of a default by another Party in the performance of any of its covenants or obligations under this Agreement shall not operate or be construed as a waiver, release or modification by the default waiving Party of any other default by the defaulting Party.

27.3.2	The waiver, release or modification by a Party of any of the rights or interests of the right waiving Party under this Agreement shall not operate or be construed as a waiver, release or modification of any other right or interest of the right waiving Party under this Agreement.

27.3.3	Except where expressly provided to the contrary in this Agreement, a Party shall not have and shall not be deemed to have waived, released or modified any of its rights or interests or the requirement for or any default in the performance of the covenants or obligations of any other Party under this Agreement unless the waiving Party has expressly stated in writing that it does so waive, release or modify such rights or interests or the requirement for or any default in the performance of such covenants or obligations.

27.3.4	The exercise by a Party of any of its rights or interests under this Agreement shall not constitute a waiver of nor in any way prejudice any other rights or interests available to that Party under this Agreement and shall be without prejudice to any liability of that Party for a breach of this Agreement.

27.4	Severability

27.4.1	If, and for so long as, any provision of this Agreement is found by a court or other tribunal of competent jurisdiction or is declared by applicable Law to be invalid then such invalid provision shall be deemed to be severed from this Agreement to the extent of its invalidity. The remaining provisions of this Agreement shall continue in full force and effect and such severance shall not (to the greatest possible extent) affect the validity or operation of any other provision of this Agreement.

27.4.2	In the event of the severance of a provision from this Agreement under Clause 27.4.1, the Parties shall meet and in good faith discuss and attempt to agree in writing a mutually satisfactory, valid, and enforceable provision to act as a replacement for the severed provision.

27.4.3	Any provision which has been severed from this Agreement under Clause 27.4.1 shall (if the Parties so agree in writing and subject to the modification or removal by the Parties of any replacement provision which has been implemented under Clause 27.4.2) be reinstated to this Agreement on the removal of the reason for the invalidity of the severed provision.

27.5	Further assurances

Each Party shall perform or procure the performance of all such acts and things and shall execute and deliver or procure the execution and delivery of all such documents as may be required by applicable Law or as any other Party may reasonably require to implement or to give legal effect to this Agreement.

27.6	Language

This Agreement is prepared in the English language. In the event of translation of this Agreement into another language the English language version of this Agreement shall prevail.

27.7	Costs

Each Party shall be solely responsible for its own costs and expenses (including the costs and expenses of professional advisers) incurred in connection with the preparation, negotiation and execution of this Agreement and the Completion Documents.

27.8	No Partnership

Except as specified, the duties, obligations, and liabilities of the Parties under or relating to this Agreement are several and not joint or collective, and nothing contained in this Agreement shall be construed as creating an association, trust, partnership, joint venture, or principal-agent relationship.

27.9	Counterparts

27.9.1	This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27.9.2	Transmission of the executed signature page of a counterpart by this Agreement by email (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each Party shall provide the other with the original of such counterpart as soon as reasonably possible thereafter.

27.10	No Double Recovery

No provision in this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

27.11	Set off

No Party shall have any right of set-off or other similar rights with respect to any amounts received pursuant to this Agreement or any other amounts claimed to be owed to any other Party arising out of this Agreement.

27.12	Appointment of process agents

USFM may maintain an agent for service of process to receive on their behalf in England and Wales service of any proceedings arising out of or in connection with this Agreement, and USFM shall provide Disko Exploration with the details of such agent for service of process as soon as practicable following its appointment. Notwithstanding the foregoing, USFM may from time to time give notice to Disko Exploration to change the identity of its agent for service of process to another agent, provided that such agent is either a company incorporated and registered in England or Wales or an individual resident or partnership having its head office in England or Wales.

This Agreement has been executed and delivered as a deed by the duly authorised representative(s) of each Party on the date first written above.

SCHEDULE 1 - 80 MILE’S WARRANTIES

1	CAPACITY

1.1	80 Mile has the requisite power and authority and has taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into and perform this Agreement and those of the Completion Documents to which it is a party.

1.2	80 Mile is duly incorporated and validly existing under the laws of England and Wales, is a separate legal entity capable of suing and being sued and has the power, capacity and authority to own its assets and to conduct its business as currently conducted and as contemplated in this Agreement and those of the Completion Documents to which it is a party.

1.3	The execution and delivery of, and the performance by 80 Mile of its obligations under this Agreement and those of the Completion Documents to which it is a party shall not:

1.3.1	result in a breach of any provision of the constitutional documents of 80 Mile;

1.3.2	result in a breach of, or constitute a default under, any instrument, licence, lease or contract to which 80 Mile is a party or by which 80 Mile is bound and which is material in the context of the transactions contemplated under this Agreement;

1.3.3	result in a breach of any order, judgment or decree of any court or governmental authority to which 80 Mile is a party or by which 80 Mile is bound and which is material in the context of the transactions contemplated under this Agreement; nor

1.3.4	require 80 Mile to obtain any consent or approval of, or give any notice to, or make any registration with, any governmental authority which has not been obtained or made at the Execution Date both on an unconditional basis and on a basis which cannot be revoked (save for in respect of the Government Consents and pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.4	This Agreement constitutes a valid, binding, and enforceable obligation of 80 Mile under its terms, and this Agreement is in the proper legal form for enforcement against 80 Mile in the United Kingdom and contains no provision that is contrary to the laws of England or which would not be upheld by the courts of England.

1.5	80 Mile is not entitled to any immunity from suit, execution, attachment, or other legal or arbitral proceedings in the United Kingdom.

2	OWNERSHIP OF DISKO EXPLORATION

As at the Execution Date, 80 Mile is the only legal and beneficial owner of 100% of the issued share capital of Disko Exploration.

3	OWNERSHIP OF NIKKELI PROJECT USFM SHARES

3.1	The Nikkeli Project USFM Shares are fully paid or credited as fully paid and represent fifty-one (51%) of the issued and allotted share capital of Nikkeli Project Company as at the Execution Date.

3.2	As at the Execution Date:

3.2.1	Disko Exploration is the only legal and beneficial owner of 100% of the issued share capital of Nikkeli Project Company;

3.2.2	save in respect of any Permitted Encumbrance, there are no Encumbrances affecting any of the shares in Nikkeli Greenland held by Nikkeli Project Company; and

3.2.3	save in respect of any Permitted Encumbrance, there is no Encumbrance affecting any Nikkeli Project USFM Shares or any unissued shares, debentures or other securities of Nikkeli Project Company.

3.3	Save as set out in this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of Nikkeli Project Company.

3.4	Save for in respect of the Government Consents, Disko Exploration is entitled to sell the Nikkeli Project USFM Shares with full title guarantee on the terms of this Agreement without the consent of any third party and such sale will not result in any breach of or default under any agreement or obligation binding on Disko Exploration.

3.5	None of the shares in Nikkeli Project Company were the subject of a transfer at an undervalue within the last five (5) years.

3.6	There is no proceeding or dispute in existence or threatened against Disko Exploration and/or Nikkeli Project Company relating to:

3.6.1	the shares in Nikkeli Project Company held by Disko Exploration as at the Execution Date;

3.6.2	any unissued shares, debentures or other securities of Nikkeli Project Company; or

3.6.3	Disko Exploration’s entitlement to dispose of any shares in Nikkeli Project Company held by them, and there is no fact or circumstance which might give rise to any such proceedings or dispute.

3.7	The shares in Nikkeli Project Company held by Disko Exploration were not purchased or subscribed for by Disko Exploration with monies representing the proceeds of crime or criminal property.

3.8	The issue of shares in Nikkeli Project Company to Disko Exploration, and each registration of a transfer of shares in Nikkeli Project Company, has complied with the articles of association of Nikkeli Project Company in force at the relevant time.

3.9	Each permission necessary for each previous issue or transfer of shares in Nikkeli Project Company has been obtained and any stamp duty or other tax payable on each such issue or transfer has been paid.

3.10	There are no rights of pre-emption or restrictions affecting the transfer of Nikkeli Project USFM Shares to USFM in accordance with this Agreement.

4	SOLVENCY

4.1	No order has been made and no resolution has been passed and no steps have been taken or proposed by 80 Mile for the winding up or liquidation of 80 Mile or for a provisional liquidator to be appointed in respect of 80 Mile and no petition has been presented and no meetings have been convened for the purpose of winding up or liquidation of 80 Mile, and no analogous procedure or steps have been taken or proposed in any jurisdiction in relation to 80 Mile and 80 Mile is not aware of any intention to take any action in relation to the foregoing.

4.2	No administration order has been made and no petition for such an order has been presented in respect of 80 Mile.

4.3	No receiver (which expression shall include an administrative receiver), liquidator, compulsory manager or similar officer has been appointed in respect of 80 Mile or all or any part of 80 Mile’s property or assets and no steps intended to result in such an appointment have been taken by 80 Mile or, so far as 80 Mile is aware, by any other person.

4.4	No compromise or voluntary arrangement has been made by 80 Mile with its creditors and no such arrangements have been proposed.

4.5	80 Mile:

4.5.1	is not unable to pay its debts;

4.5.2	has not stopped paying its debts as they fall due; and

4.5.3	is not insolvent or technically bankrupt under the applicable law.

5	NIKKELI PROJECT COMPANY AND NIKKELI GREENLAND

5.1	Nikkeli Project Company is a limited liability company incorporated under the laws of the Cayman Islands and has been in continuous existence since incorporation.

5.2	Nikkeli Project Company is not, and has never been, the owner or registered holder of any shares, loan capital or other securities of any company other than Nikkeli Greenland or otherwise as disclosed. Neither Nikkeli Project Company nor Nikkeli Greenland has agreed to become the owner or registered holder of any such shares, loan capital or other securities.

5.3	Nikkeli Project Company has never had a participating interest in any other company or undertaking other than Nikkeli Greenland or otherwise as disclosed.

5.4	Each share allotted and issued in Nikkeli Project Company is fully paid or credited as fully paid.

5.5	Nikkeli Project Company and so far as 80 Mile is aware, the officers and employees of Nikkeli Project Company have always complied in all material respects with all applicable Laws and administrative requirements of any relevant jurisdiction.

5.6	So far as 80 Mile is aware, there has been no material breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of Greenland (or any other country in which Nikkeli Greenland conducts business) by Nikkeli Greenland.

5.7	So far as 80 Mile is aware, there has been no material breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of Greenland (or any other country in which Nikkeli Project Company conducts business) by Nikkeli Project Company.

5.8	Neither Nikkeli Project Company nor, so far as 80 Mile is aware, (in relation to Nikkeli Project Company or the business and assets of Nikkeli Project Company) any of its officers or employees has committed any criminal, illegal or unlawful act or any material breach of contract or any legislation.

6	DISKO CONCESSIONS

6.1	The Disko Concessions are in full force and effect, in the name of Nikkeli Greenland and not subject to any unusual conditions.

6.2	So far as 80 Mile is aware, there are no facts or circumstances that might lead to the revocation, suspension, cancellation, variation or non-renewal of, or the inability to transfer, a Disko Concession.

7	COMPLIANCE WITH LAWS

7.1	80 Mile is not party to any litigation, arbitration or other proceedings nor so far as it is aware, subject to any investigation or enquiry nor bound by any order, injunction, declaration, judgment or award of any court, arbitrator or other forum which could adversely affect the ability of 80 Mile to perform its covenants or obligations under this Agreement or any of the Completion Documents to which it is a party.

7.2	80 Mile has not entered into any agreements or obligations that would have an adverse effect on 80 Mile’s ability to perform its covenants or obligations under this Agreement.

SCHEDULE 2 - DISKO EXPLORATION’S WARRANTIES

1	CAPACITY

1.1	Disko Exploration has the requisite power and authority and has taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into and perform this Agreement and those of the Completion Documents to which it is a party.

1.2	Disko Exploration is duly incorporated and validly existing under the laws of England and Wales, is a separate legal entity capable of suing and being sued and has the power, capacity and authority to own its assets and to conduct its business as currently conducted and as contemplated in this Agreement and those of the Completion Documents to which it is a party.

1.3	The execution and delivery of, and the performance by Disko Exploration of its obligations under this Agreement and those of the Completion Documents to which it is a party shall not:

1.3.1	result in a breach of any provision of the constitutional documents of Disko Exploration;

1.3.2	result in a breach of, or constitute a default under, any instrument, licence, lease or contract to which Disko Exploration is a party or by which Disko Exploration is bound and which is material in the context of the transactions contemplated under this Agreement;

1.3.3	result in a breach of any order, judgment or decree of any court or governmental authority to which Disko Exploration is a party or by which Disko Exploration is bound and which is material in the context of the transactions contemplated under this Agreement; nor

1.3.4	require Disko Exploration to obtain any consent or approval of, or give any notice to, or make any registration with, any governmental authority which has not been obtained or made at the Execution Date both on an unconditional basis and on a basis which cannot be revoked (save for in respect of the Government Consents and pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.4	This Agreement constitutes a valid, binding, and enforceable obligation of Disko Exploration under its terms, and this Agreement is in the proper legal form for enforcement against Disko Exploration in the United Kingdom and contains no provision that is contrary to the laws of England or which would not be upheld by the courts of England.

1.5	Disko Exploration is not entitled to any immunity from suit, execution, attachment, or other legal or arbitral proceedings in the United Kingdom.

2	OWNERSHIP OF NIKKELI PROJECT USFM SHARES

2.1	The Nikkeli Project USFM Shares are fully paid or credited as fully paid and represent fifty-one (51%) of the issued and allotted share capital of Nikkeli Project Company as at the Execution Date.

2.2	As at the Execution Date:

2.2.1	Disko Exploration is the only legal and beneficial owner of 100% of the issued share capital of Nikkeli Project Company;

2.2.2	save in respect of any Permitted Encumbrance, there are no Encumbrances affecting any of the shares in Nikkeli Greenland held by Nikkeli Project Company; and

2.2.3	save in respect of any Permitted Encumbrance, there is no Encumbrance affecting any of the Nikkeli Project USFM Shares or any of the unissued shares, debentures or other securities of Nikkeli Project Company.

2.3	Save as set out in this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of Nikkeli Project Company.

2.4	Save for in respect of the Government Consents, Disko Exploration is entitled to sell the Nikkeli Project USFM Shares with full title guarantee on the terms of this Agreement without the consent of any third party and such sale will not result in any breach of or default under any agreement or obligation binding on Disko Exploration.

2.5	None of the shares in Nikkeli Project Company were the subject of a transfer at an undervalue within the last five (5) years.

2.6	There is no proceeding or dispute in existence or threatened against Disko Exploration and/or Nikkeli Project Company relating to:

2.6.1	the shares in Nikkeli Project Company held by Disko Exploration as at the Execution Date;

2.6.2	any unissued shares, debentures or other securities of Nikkeli Project Company; or

2.6.3	Disko Exploration’s entitlement to dispose of any shares in Nikkeli Project Company held by them, and there is no fact or circumstance which might give rise to any such proceedings or dispute.

2.7	The shares in Nikkeli Project Company held by Disko Exploration were not purchased or subscribed for by Disko Exploration with monies representing the proceeds of crime or criminal property.

2.8	So far as Disko Exploration is aware, the issue of shares in Nikkeli Project Company to Disko Exploration, and each registration of a transfer of shares in Nikkeli Project Company, has complied with the articles of association of Nikkeli Project Company in force at the relevant time.

2.9	So far as Disko Exploration is aware, each permission necessary for each previous issue or transfer of shares in Nikkeli Project Company has been obtained and any stamp duty or other tax payable on each such issue or transfer has been paid.

2.10	There are no rights of pre-emption or restrictions affecting the transfer of Nikkeli Project USFM Shares to USFM in accordance with this Agreement.

3	SOLVENCY

3.1	No order has been made and no resolution has been passed and no steps have been taken or proposed by Disko Exploration (or so far as Disko Exploration is aware, by any other person) for the winding up or liquidation of Disko Exploration or for a provisional liquidator to be appointed in respect of Disko Exploration and no petition has been presented and no meetings have been convened for the purpose of winding up or liquidation of Disko Exploration, and no analogous procedure or steps have been taken or proposed in any jurisdiction in relation to Disko Exploration and Disko Exploration is not aware of any intention to take any action in relation to the foregoing.

3.2	No administration order has been made and no petition for such an order has been presented in respect of Disko Exploration.

3.3	No receiver (which expression shall include an administrative receiver), liquidator, compulsory manager or similar officer has been appointed in respect of Disko Exploration or all or any part of the property or assets of Disko Exploration and no steps intended to result in such an appointment have been taken by Disko Exploration or, so far as Disko Exploration is aware, by any other person.

3.4	No compromise or voluntary arrangement has been made by Disko Exploration with its creditors and no such arrangements have been proposed.

3.5	Disko Exploration:

3.5.1	is not unable to pay its debts;

3.5.2	has not stopped paying its debts as they fall due; and

3.5.3	is not insolvent or technically bankrupt under the applicable law.

4	NIKKELI PROJECT COMPANY AND NIKKELI GREENLAND

4.1	Nikkeli Project Company is a limited liability company incorporated under the laws of the Cayman Islands and has been in continuous existence since incorporation.

4.2	Nikkeli Project Company is not, and has never been, the owner or registered holder of any shares, loan capital or other securities of any company other than Nikkeli Greenland or otherwise as disclosed. Neither Nikkeli Project Company nor Nikkeli Greenland has agreed to become the owner or registered holder of any such shares, loan capital or other securities.

4.3	Nikkeli Project Company has never had a participating interest in any other company or undertaking other than Nikkeli Greenland or otherwise as disclosed.

4.4	Each share allotted and issued in Nikkeli Project Company is fully paid or credited as fully paid.

4.5	Nikkeli Project Company and so far as Disko Exploration is aware, the officers and employees of Nikkeli Project Company have always complied in all material respects with all applicable Laws and administrative requirements of any relevant jurisdiction.

4.6	So far as Disko Exploration is aware, there has been no material breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of Greenland (or any other country in which Nikkeli Greenland conducts business) by Nikkeli Greenland.

4.7	So far as Disko Exploration is aware, there has been no material breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of Greenland (or any other country in which Nikkeli Project Company conducts business) by Nikkeli Project Company.

4.8	Neither Nikkeli Project Company nor, so far as Disko Exploration is aware, (in relation to Nikkeli Project Company or the business and assets of Nikkeli Project Company) any of its officers or employees has committed any criminal, illegal or unlawful act or any material breach of contract or any legislation.

5	DISKO CONCESSIONS

5.1	Disko Exploration (to the extent it is within their power to do so), Nikkeli Project Company (to the extent it is within their power to do so) and Nikkeli Greenland have always complied with the Disko Concessions.

5.2	The Disko Concessions are in full force and effect, in the name of Nikkeli Greenland and not subject to any unusual conditions.

5.3	So far as Disko Exploration is aware, there are no facts or circumstances that might lead to the revocation, suspension, cancellation, variation or non-renewal of, or the inability to transfer, a Disko Concession.

6	COMPLIANCE WITH LAWS

6.1	During the ten (10) years prior to the Execution Date, in respect of the Disko Concessions and the Disko Nuussuaq Basin, each of Disko Exploration, Nikkeli Project Company and Nikkeli Greenland has at all times carried on its business and used and dealt with its assets in compliance in all material respects with all applicable legal and administrative requirements, laws and regulations of Greenland, the Cayman Islands and England and Wales.

6.2	Neither Disko Exploration, Nikkeli Project Company nor Nikkeli Greenland has received any notice to the effect that Disko Exploration, Nikkeli Project Company and/or Nikkeli Greenland has violated or defaulted with respect to any legislation, statute, regulation, directive, order, degree or judgement of any court or any governmental authority, in respect of the Disko Concessions and Disko Nuussuaq Basin.

6.3	Disko Exploration and so far as Disko Exploration is aware, Nikkeli Project Company and/or Nikkeli Greenland are not a party to any litigation, arbitration or other proceedings nor subject to any investigation or enquiry nor bound by any order, injunction, declaration, judgment or award of any court, arbitrator or other forum which could adversely affect the ability of Disko Exploration to perform its covenants or obligations under this Agreement or any of the Completion Documents to which it is a party.

6.4	Disko Exploration and so far as Disko Exploration is aware, Nikkeli Project Company and/or Nikkeli Greenland have not entered into any agreements or obligations which would have an adverse effect on Disko Exploration’s ability to perform its covenants or obligations under this Agreement.

7	ENVIRONMENTAL

7.1	Neither Disko Exploration, Nikkeli Project Company nor Nikkeli Greenland has received any written complaints or notices alleging a breach of, or a liability under, any Environmental Law in respect of the Disko Nuussuaq Basin.

7.2	Neither Disko Exploration, Nikkeli Project Company nor Nikkeli Greenland has suffered or incurred any material Environmental Liability in respect of the Disko Nuussuaq Basin.

7.3	So far as Disko Exploration is aware, there are no facts or circumstances which would or could be reasonably likely to give rise to any claim, prosecution, litigation, arbitration, investigation, enquiry, action, proceedings or settlement against Disko Exploration, Nikkeli Project Company and/or Nikkeli Greenland in respect of the Disko Nuussuaq Basin under or in relation to any Environmental Law.

7.4	Neither Disko Exploration, Nikkeli Project Company nor Nikkeli Greenland has received any written notice from a governmental authority stating that it is in breach of any Disko Concession where such breach would result in such Disko Concession being terminated.

SCHEDULE 3 - USFM’S WARRANTIES

1	CAPACITY

1.1	USFM has the requisite power and authority and has taken all action necessary, including obtaining all necessary approvals or consents, to enable it to enter into and perform this Agreement and those of the Completion Documents to which it is a party.

1.2	USFM is duly incorporated and validly existing under the laws of Colorado, is a separate legal entity capable of suing and being sued and has the power, capacity and authority to own its assets and to conduct its business as currently conducted and as contemplated in this Agreement.

1.3	The execution and delivery of, and the performance by USFM of its obligations under this Agreement and those of the Completion Documents to which it is a party shall not:

1.3.1	result in a breach of any provision of the constitutional documents of USFM;

1.3.2	result in a breach of, or constitute a default under, any material contract to which USFM is a party or by which USFM is bound and which is material in the context of the transactions contemplated under this Agreement;

1.3.3	result in a breach of any order, judgment or decree of any court or governmental authority to which USFM is a party or by which USFM is bound and which is material in the context of the transactions contemplated under this Agreement; nor

1.3.4	require USFM to obtain any consent or approval of, or give any notice to, or make any registration with, any governmental authority which has not been obtained or made at the Execution Date both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by any reason of any misrepresentation or misstatement).

1.4	This Agreement constitutes a valid, binding and enforceable obligation of USFM under its terms and this Agreement.

1.5	USFM is not entitled to any immunity from suit, execution, attachment, or other legal or arbitral proceedings in the United States.

2	SOLVENCY

2.1	No order has been made and no resolution has been passed and no steps have been taken or proposed by USFM (or, so far as USFM is aware, by any other person) for the winding up or liquidation of USFM or for a provisional liquidator to be appointed in respect of USFM and no petition has been presented and no meetings have been convened for the purpose of winding up or liquidation of USFM, and no analogous procedure or steps have been taken or proposed in any jurisdiction in relation to USFM and USFM is not aware of any intention to take any action in relation to the foregoing.

2.2	No administration order has been made and no petition for such an order has been presented in respect of USFM.

2.3	No receiver (which expression shall include an administrative receiver), liquidator, compulsory manager or similar officer has been appointed in respect of USFM or all or any part of USFM’s property or assets and no steps intended to result in such an appointment have been taken by USFM or, so far as USFM is aware, by any other person.

2.4	No compromise or voluntary arrangement has been made by USFM with its creditors and no such arrangements have been proposed.

2.5	USFM:

2.5.1	is not unable to pay its debts;

2.5.2	has not stopped paying its debts as they fall due; and

2.5.3	is not insolvent or technically bankrupt under the applicable law.

3	COMPLIANCE WITH LAWS

3.1	USFM is not party to any litigation, arbitration or other proceedings nor so far as it is aware, subject to any investigation or enquiry nor bound by any order, injunction, declaration, judgment or award of any court, arbitrator or other forum which could adversely affect the ability of USFM to perform its covenants or obligations under this Agreement or any of the Completion Documents to which it is a party.

3.2	USFM has not entered into any agreements or obligations that would have an adverse effect on USFM’s ability to perform its covenants or obligations under this Agreement.

SCHEDULE 4 - LIMITATIONS ON LIABILITY

1	CAP ON LIABILITY AND CONSEQUENTIAL LOSS

1.1	Save as specified otherwise in this Schedule 4, the total aggregate liability of 80 Mile for any Claim shall not exceed US$1,000,000 (US Dollars One Million).

1.2	Save as specified otherwise in this Schedule 4, the total aggregate liability of Disko Exploration for any Claim shall not exceed US$1,000,000 (US Dollars One Million).

1.3	Save as specified otherwise in this Schedule 4, the total aggregate liability of USFM for any Claim shall not exceed US$2,000,000 (US Dollars Two Million Dollars).

1.4	Save as specified otherwise in this Schedule 4, no Party shall be liable to the other Parties for any Consequential Loss.

2	TIME LIMITS

2.1	No Party (the “Defaulting Party”) shall be liable in respect of any Claim unless written notice containing a summary of the matter giving rise to the Claim so far as then known to the other Party (the “Claimant Party”) is given by or on behalf of the Claimant Party to the Defaulting Party by no later than three (3) years after the Closing Date, provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice being given to the Defaulting Party, except that where any such Claim is based on a liability which is contingent or otherwise not capable of being quantified it shall not be deemed to have been withdrawn if legal proceedings in respect of it have been commenced within twelve (12) months of the date on which the contingent liability becomes an actual liability, or the liability becomes capable of quantification.

3	FRAUD

Notwithstanding any other provision of this Agreement, nothing in this Schedule 4 or any other provision of this Agreement shall apply to exclude or limit the liability of a Party for fraud or fraudulent misrepresentation or dishonest or wilful misconduct.

SCHEDULE 5 - JOINT VENTURE PRINCIPLES

1	THE OPERATOR

1.1	The Operator of the Project shall be 80 Mile during the Funding Commitment Period in accordance with this Agreement unless its appointment is earlier terminated for one or more of the following reasons:

1.1.1	80 Mile retires as operator;

1.1.2	all Disko Concessions expire and are not renewed or otherwise extended;

1.1.3	the Funding Commitment is satisfied in full by USFM; or

1.1.4	the Parties agree otherwise in writing.

2	PROFIT SHARE

The profit share for the Disko Concessions shall be split in accordance with each Party’s percentage of the Participating Interests.

3	ROYALTIES

Following the Funding Commitment Period, each of the Parties shall bear their share of all and any Government taxes and royalties for all products produced and sold from the Disko Nuussuaq Basin in accordance with their respective percentage of the Participating Interests.

4	VOTING

Decisions to be taken in respect of the Disko Concessions shall be made by the Parties, with each Party having such number of voting rights as is equal to their respective percentage holding of the Participating Interests.

5	OPERATING COMMITTEE

5.1	The operating committee for the Disko Concessions shall be formed with effect from the Execution Date for the purposes of approving all activity and contracts relating to the Disko Concessions (the “Operating Committee”).

5.2	The Operating Committee for the Disko Concessions shall convene as reasonably requested by the Parties.

5.3	From Closing, the Parties shall be able to appoint an equal number of members of the Operating Committee. USFM shall appoint the chair of the Operating Committee and the chair shall have a casting vote.

6	TRANSFERS

The transfer provisions set out in this Agreement.

7	DEFAULT

In the event of a breach by a Party of the JOA, that Party’s rights under the JOA (including, without limitation, voting rights and participation in management and decision-making) shall be suspended for so long as such breach remains unremedied.

8	DEADLOCK

The JOA shall consist of customary deadlock provisions.

9	REPRESENTATIVE

9.1	All sales contracts shall require prior written approval from both Parties.

9.2	Parties may elect to lift their own products and in such circumstances, there will be an obligation on the Parties to agree and execute a lifting agreement schedule, pursuant to which the Parties lift a parcel when their equity reaches a marketable parcel size.

10	OPERATOR ACTIVITIES AND DISCOVERY

10.1	In the event of a commercial discovery, the Operator shall submit to the Operating Committee for the Disko Concessions a comprehensive programme of activities for approval. This programme shall be designed to accelerate the commercial development of the discovery in the most economically viable and efficient manner. The associated work programmes and budgets shall include details of the following (amongst other things):

10.1.1	technical management including engineers;

10.1.2	geophysical and geology works;

10.1.3	reservoir engineering studies;

10.1.4	field development plans and reserve certifications;

10.1.5	economic modelling;

10.1.6	marketing;

10.1.7	compliance, environmental, health and safety and community programs; and

10.1.8	facilities development.

EXECUTION PAGE

Executed as deed by 80 MILE PLC acting by	/s/ Roderick Mcllree
Roderick Mcllree, a director and	Director
Troy Whittaker, a director
/s/ Troy Whittaker
Director

Executed as deed by DISKO EXPLORATION LIMITED acting by	/s/ Roderick Mcllree
Roderick Mcllree, a director and	Director
Troy Whittaker, a director

/s/ Troy Whittaker
Director

Executed as deed by USFM CORPORATION acting by	/s/ Robert Price
Robert Price, a director, in the presence of:	Director

/s/ Libier Price
(signature of witness)

Name of witness:	Libier Price
Address of witness:	290 Dextrr St, Denver, Colorado USA
Occupation of witness:	nurse practitioner

APPENDIX 1 - INITIAL ANNUAL WORK PROGRAM AND BUDGET

1	OBJECTIVE

Funding Year 1 is intended to complete the first major drilling campaign on the Disko Concessions, cantered on an approximately 5,000 meter diamond drilling program over an anticipated 70-day field season, while establishing the operational, logistical, and camp infrastructure necessary to execute the program safely and efficiently. This includes target finalization, permitting, contractor engagement, mobilization of drilling equipment and field infrastructure, camp capacity expansion and operation, execution of drilling activities, geological logging and sampling, laboratory analysis, and completion of required reporting, demobilization, and concession maintenance activities.

2	SCOPE OF ACTIVITIES

The Initial Annual Work Program and Budget is expected to include, without limitation:

2.1	project planning, geological targeting, drill program design, and technical preparation;

2.2	procurement and contracting of drilling, helicopter support, shipping, camp, logistics, fuel, assay, and operational support services;

2.3	mobilization and demobilization of personnel, equipment, fuel, camp infrastructure, and operational supplies;

2.4	establishment, expansion, and operation of camp and related project infrastructure necessary to support field activities;

2.5	helicopter, marine, heavy equipment, freight, and ground logistics operations;

2.6	execution of an initial diamond drilling program anticipated at approximately 5,000 meters, with flexibility for additional drilling, revised meterage, or program expansion depending on operational conditions, results, budget availability, and Board-approved amendments;

2.7	geological logging, core processing, sampling, assaying, interpretation, and technical reporting;

2.8	staffing, wages, travel, communications, insurance, medical, safety, and support systems; and

2.9	all other exploration, operational, and support work reasonably required to carry out the Project and maintain the concessions in good standing during Funding Year 1.

3	FUNDING YEAR 1 BUDGET

3.1	The estimated Funding Year 1 budget for the activities described above is as follows:

Budget Category	Estimated USD
Drilling Program (5,000m DDH, Equipment, Crew, and Drilling-Related Costs)	$2,118,844
Operational Expenses (Helicopter Support, Geological Management, Logistics)	$1,983,004
Camp Infrastructure and Expansion	$235,407
Mobilization and Demobilization	$359,558
Fuel and Shipping	$406,003
Food Supplies	$99,680
Wages (Camp and Field Support Personnel)	$254,601
Travel (Camp Support Personnel)	$199,320
Communications Systems	$20,768
Insurance	$10,840
Medical and Safety	$21,579
Laboratory Analysis and Sample Shipping	$415,600
Contingency (10%)	$612,520
Sub-Total	$6,125,202
80 Mile Operator Management Fee (10%)	$612,520
Total Estimated Budget	$6,737,722

3.2	For purposes of Clause 2.1.1.1, the Parties acknowledge and agree that the Funding Year 1 budget shall be US$7,500,000. The budget above reflects current good faith cost estimates and intended allocation of such funding as at the Execution Date, with the difference between the estimated total budget and US$7,500,000 constituting rounding and operational flexibility. The Operator may reasonably reallocate expenditures between budget categories in the ordinary course of operations, provided total expenditures remain within the approved Funding Commitment unless otherwise approved by the Board.

3.3	As at the Execution Date, approximately US$839,641 has been funded by USFM or on USFM’s behalf in connection with Funding Year 1 activities, including drilling contractor deposit, camp infrastructure, logistics, geological supplies, site inspection, field readiness, and related preparatory costs. Such expenditures shall be credited toward USFM’s Funding Year 1 commitment under Clause 2.1.1.1.

APPENDIX 2 - WORKED EXAMPLE

This is for illustration purposes only to demonstrate the intended mechanics of the recalculations described in Clause 14.10.

NON-BINDING EXAMPLE

1	ASSUMPTIONS

1.1	As at the relevant time:

1.1.1	USFM holds 51% of the Participating Interests and its Total Shareholder Investment is US$40,000,000;

1.1.2	80 Mile holds 49% of the Participating Interests and its Total Shareholder Investment is US$40,000,000.

1.2	The Board has approved the Annual Work Program and Budget for the Financial Year, which requires additional funding of US$10,000,000 (“Additional Funding Requirement”).

1.3	USFM’s share of the Additional Funding Requirement is US$5,100,000 (being 51% of US$10,000,000).

1.4	80 Mile’s share of the Additional Funding Requirement is US$4,900,000 (being 49% of US$10,000,000).

1.5	USFM elects not to contribute to the Annual Work Program and Budget and is therefore a “Diluting Shareholder”.

1.6	80 Mile elects to contribute 100% of the amount that USFM would otherwise have contributed and is therefore a “Fully Funding Shareholder”.

2	FUNDING CONSEQUENCES

2.1	80 Mile contributes:

2.1.1	US$4,900,000, being its own share of the Additional Funding Requirement; and

2.1.2	US$5,100,000, being the amount that USFM would otherwise have contributed.

2.2	Accordingly:

2.2.1	USFM contributes US$0 towards the Additional Funding Requirement; and

2.2.2	80 Mile contributes US$10,000,000 towards the Additional Funding Requirement.

2.3	Following such contributions, the Total Shareholder Investment of each Shareholder is revised as follows:

Shareholder	New Total Shareholder Investment
USFM	US$	40,000,000
80 Mile	US$	50,000,000
TOTAL:	US$	90,000,000

3	RECALCULATION OF PARTICIPATING INTERESTS

3.1	USFM’s Participating Interest shall be recalculated according to the formula set out in Clause 14.10 as follows:

Recalculated Participating Interest = (US$40,000,000 / US$90,000,000 X 100%) = 44.44%

3.2	80 Mile’s Participating Interest shall be recalculated according to the formula set out in Clause 14.10 as follows:

Recalculated Participating Interest = (US$50,000,000 / US$90,000,000 X 100%) = 55.56%

4	NEW PARTICIPATING INTERESTS

Shareholder	New Participating Interest
USFM	44.44%
80 Mile	55.56%
TOTAL:	100%